UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Amendment No. 2

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
common	stock, $0.01 par value

(2)	Aggregate number of securities to which transaction applies: 3,900,424

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value, solely for purposes of calculating the filing fee, was determined based upon 3,900,424 shares of common stock at $87.17 per share (the average of the high and low sales prices of the common stock of Continental Resources, Inc. as reported on the New York Stock Exchange on March 27, 2012). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying 0.00011460 by the product calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $340,000,000

(5)	Total fee paid: $38,964

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2012

TO THE HOLDERS OF SHARES OF COMMON STOCK:

A Special Meeting of Shareholders of Continental Resources, Inc. (the “Company,” “we,” or “us”) will be held at the Cox Convention Center, Meeting Room         , 1 Myriad Gardens, Oklahoma City, OK 73102-9219, on                     , 2012, at              a.m. C.D.T., for the following purposes:

1.	To approve the issuance of shares of our common stock, par value $0.01 per share (“Common Stock”), pursuant to the terms and conditions of the Reorganization and Purchase and Sale Agreement, dated as of March 27, 2012 (the “Purchase and Sale Agreement”), among the Company, Wheatland Oil Inc. and the shareholders of Wheatland Oil Inc., in accordance with Section 312.03(b) of the New York Stock Exchange Listed Company Manual and the requirements of the Purchase and Sale Agreement.

2.	To transact such other business as may properly be brought before the Special Meeting or any adjournment thereof.

The Special Meeting may be recessed from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the Company’s bylaws.

Shareholders of record of our Common Stock at the close of business on                     , 2012 are entitled to notice of, and to vote on all proposals, at the Special Meeting. A list of all shareholders entitled to vote at the Special Meeting will be available for inspection at the Special Meeting and, during normal business hours at least ten days prior thereto, at our offices located at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to our shareholders by mail.

It is important your shares be represented and voted at the Special Meeting whether you plan to attend. Therefore, we urge you to vote your shares as soon as possible. If you received a proxy card and other proxy materials from our transfer agent, by mail, you may vote online or by signing and dating the proxy card and returning it in the envelope provided. If you received a voter information form and other proxy materials from your broker, bank or other nominee record holder, by mail, you may vote online, by telephone or by following instructions provided with the received materials regarding how to complete and return the voter information form. If you receive more than one proxy card or voter information form because you own shares that are registered differently, then please vote all of your shares shown on all of your proxy cards or voter information forms following instructions included with each of the individual proxy cards or voter information forms. Voting online or by returning the proxy card or a voter information form will ensure your representation at the meeting but does not deprive you of your right to attend the meeting and to vote your shares in person.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Eissenstat

Eric S. Eissenstat

Secretary

DATED:             , 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                     , 2012

This proxy statement and the accompanying proxy card are also available on the Internet at https://materials.proxyvote.com/212015

CONTINENTAL RESOURCES, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

                    , 2012

SUMMARY TERM SHEET FOR WHEATLAND PROPOSAL	1

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	7

When and where is the Special Meeting?	7
Why am I receiving these materials?	7
Who can vote at the Special Meeting?	7
What am I voting on?	7
How do I vote?	8
How many votes do I have?	8
Who is paying for this proxy solicitation?	8
What does it mean if I receive more than one proxy card or voter information form?	8
Can I change my vote after submitting my proxy?	9
What is the quorum requirement?	9
What are broker non-votes?	9
How may I vote in connection with the Wheatland Proposal?	9
Why is shareholder approval needed to approve the issuance of shares of our Common Stock in connection with the Wheatland Proposal?	9
What vote is required to approve the Wheatland Proposal?	10
Why are the disinterested members of the Board recommending that we vote for the Wheatland Proposal?	10
What if I do not mark a voting choice for the Wheatland Proposal on my proxy card?	11
Could other matters be decided at the Special Meeting?	11
What happens if the Special Meeting is postponed or adjourned?	11
How do the disinterested members of the Board recommend I vote on the Wheatland Proposal?	11
Who will serve as the inspector of election at the Special Meeting?	11
How can I find out the results of the voting at the Special Meeting?	11

PROPOSAL 1: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK PURSUANT TO THE TERMS AND CONDITIONS OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF MARCH 27, 2012, AMONG THE COMPANY, WHEATLAND AND THE SHAREHOLDERS OF WHEATLAND, IN ACCORDANCE WITH SECTION 312.03(b) OF THE NEW YORK STOCK EXCHANGE LISTED COMPANY MANUAL AND THE REQUIREMENTS OF THE PURCHASE AND SALE AGREEMENT	12

General	12
Vote Required	12
Interests of Certain Persons	13
Information about the Companies	13
The Purchase and Sale Agreement	16
The Registration Rights Agreement	21
Background of the Acquisition	22
Reasons for the Acquisition; Recommendation of the Disinterested Members of the Board	29
Opinion of Evercore to the Special Committee	30
Regulatory and Other Approvals	38
Certain Effects of Proposal 1	39
Consequences of Not Obtaining Shareholder Approval of the Proposal	39
Appraisal Rights	39

SHAREHOLDERS SHARING THE SAME ADDRESS	40

OTHER MATTERS	40

WHERE YOU CAN FIND MORE INFORMATION	41

ANNEX A	A-1

i

PROXY STATEMENT

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

SPECIAL MEETING OF SHAREHOLDERS

SUMMARY TERM SHEET FOR WHEATLAND PROPOSAL

This summary highlights selected information from this proxy statement in connection with the Special Meeting of Shareholders (the “Special Meeting”) to be held on                 , 2012 regarding the proposed issuance of shares of our common stock, par value $0.01 per share (the “Common Stock”), to the shareholders of Wheatland Oil Inc. (“Wheatland”) pursuant to the terms and conditions of the Reorganization and Purchase and Sale Agreement, dated as of March 27, 2012 (the “Purchase and Sale Agreement”), among Continental Resources, Inc. (the “Company,” “we,” or “us”), Wheatland and the shareholders of Wheatland (see Proposal 1). You are urged to carefully read the entire proxy statement and the other documents referred to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the proposed transaction. See “Where You Can Find More Information” beginning on page 41. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information about the Companies (page 13):

Continental. We are an independent crude oil and natural gas exploration and production company with operations in the North, South and East regions of the United States. The North region consists of properties north of Kansas and west of the Mississippi river and includes North Dakota Bakken, Montana Bakken, the Red River units and the Niobrara play in Colorado and Wyoming. The South region includes Kansas and all properties south of Kansas and west of the Mississippi river including the Anadarko Woodford and Arkoma Woodford plays in Oklahoma. The East region contains properties east of the Mississippi river including the Illinois Basin and the state of Michigan. We were originally formed in 1967 to explore for, develop and produce crude oil and natural gas properties. Through 1989, our activities and growth remained focused primarily in Oklahoma. In 1989, we expanded our activity into the North region. Approximately 71% of our estimated proved reserves as of December 31, 2011 are located in the North region. We are an Oklahoma corporation with principal executive offices at 20 N. Broadway, Oklahoma City, Oklahoma 73102. Our telephone number at that address is (405) 234-9000.

Wheatland. Wheatland is a crude-oil concentrated, independent crude oil and natural gas exploration and production company that participates in several of the Company’s crude oil and natural gas properties located in the states of Mississippi, Montana, North Dakota and Oklahoma. The Wheatland interests generally range from 5% to 10% of the Company’s interests. There is no established public trading market for Wheatland’s common equity. Wheatland is owned 75% by the Revocable Inter Vivos Trust of Harold G. Hamm (the “Hamm Revocable Trust”), a trust of which Harold G. Hamm, our Chief Executive Officer, Chairman of the Board and principal shareholder is the trustee and sole beneficiary, and 25% by our President and Chief Operating Officer, Mr. Jeffrey B. Hume. Wheatland is an Oklahoma corporation with executive offices at 302 N. Independence, Suite 1500, Enid, Oklahoma 73701. Its telephone number at that address is (580) 249-4721.

Purchase and Sale Agreement (page 16):	We have entered into a Purchase and Sale Agreement providing for the acquisition (the “Acquisition”) by us of all of Wheatland’s right, title and interest in and to certain crude oil and natural gas properties and related assets in the States of Mississippi, Montana, North Dakota and Oklahoma (the “Assets”) and the assumption of certain liabilities related thereto. To review the Purchase and Sale Agreement, please see Exhibit No. 2.1 to our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2012.

Purchase Price (page 17):	The purchase price for the Assets consists of $340 million (the “Unadjusted Purchase Price”), subject to customary purchase price adjustments associated with transactions of this nature in the oil and gas industry (the dollar value resulting from such adjustments is referred to herein as the “Adjusted Purchase Price”). At the closing of the transaction contemplated by the Purchase and Sale Agreement, the Adjusted Purchase Price will be paid in shares of Common Stock (referred to herein as the “Wheatland Issuance”). The number of shares of Common Stock to be issued will be determined by dividing the Adjusted Purchase Price by the volume weighted average (rounded to two decimal places) of the daily sale prices for the shares of the Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded and quoted on the New York Stock Exchange ending on and including the date that is ten (10) business days prior to the Special Meeting (the “Closing Share Price”); provided, however, if (i) the Closing Share Price is $80.00 or less, the Closing Share Price shall be deemed to be $80.00 and (ii) the Closing Share Price is $87.18 or greater, the Closing Share Price shall be deemed to be $87.18. If the Closing Share Price is $80.00 or less, 4,250,000 shares will be issuable in connection with the Unadjusted

Purchase Price. If the Closing Share Price is $87.18 or

greater, 3,899,977 shares will be issuable in connection with the Unadjusted Purchase Price. Once the adjustments to the Unadjusted Purchase Price are made, the actual amount of the Adjusted Purchase Price could result in the issuance of a number of shares in excess of 4,250,000 or less than 3,899,977 at closing. After closing of the transaction contemplated by the Purchase and Sale Agreement, any further adjustments required by the Purchase and Sale Agreement will be paid in cash, other than adjustments made to reflect the post-closing addition of properties excluded from the Assets at closing due to the inability to obtain consents or the existence of preferential rights in favor of a third party, which will be paid in Common Stock based on the Closing Share Price, and any Common Stock so issued will be deemed part of the Wheatland Issuance for purposes of this proxy statement.

Purchase Price Adjustments (page 17):

The Unadjusted Purchase Price is subject to customary purchase price adjustments associated with transactions of this nature in the oil and gas industry, including, among other adjustments, the following:

•   an adjustment to allocate to the Company the revenues and costs associated with the Assets from 7:00 a.m., Central Time, on January 1, 2012 through the closing of the transaction; and

•   reductions or increases to reflect either the diminution in value of the Assets due to title and environmental defects (net of title benefits and the deductible), casualty losses, exercises of preferential rights to purchase, or failure to obtain material consents or the increase in value of the Assets due to title benefits (net of title and environmental defects and the deductible).

Closing Conditions (page 20):

The Purchase and Sale Agreement contains a number of conditions to the respective obligations of the Company and Wheatland that must be satisfied prior to the closing of the Acquisition, including, but not limited to, the following:

•   approval of the proposal to approve the issuance of shares of our Common Stock pursuant to the terms of the Purchase and Sale Agreement in accordance with Section 312.03(b) of the New York Stock Exchange Listed Company Manual and the requirements of the Purchase and Sale Agreement (this proposal is referred to herein as the “Wheatland Proposal”) as described under “Questions and Answers About This Proxy Material and Voting – What vote is required to approve the Wheatland Proposal?” hereafter;

•   certain of the representations and warranties contained in the Purchase and Sale Agreement of the Company and Wheatland must be true and correct in all respects and the remainder of the representations and warranties contained in the Purchase and Sale Agreement of the Company and Wheatland must be true and correct in all material respects;

•   the representations and warranties of Wheatland’s shareholders must be true and correct in all respects;

•   absence of any suit, action or other proceeding by a third party seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by the Purchase and Sale Agreement, or seeking substantial damages in connection therewith;

•   absence of any injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by the Purchase and Sale Agreement, or granting material damages in connection therewith;

•   the receipt of all material consents and approvals of governmental bodies;

•   the transaction contemplated by the Purchase and Sale Agreement cannot fail to qualify as a reorganization under Section 368 (a)(1)(c) of the Internal Revenue Code of 1986, as amended, as a result of a change of law occurring after the date of the Purchase and Sale Agreement;

•   the absence of casualty losses related to the Assets in excess of $17 million; and

•   performance or compliance in all material respects by the Company and Wheatland with their respective covenants and obligations required by the Purchase and Sale Agreement.

Any condition to the consummation of the Acquisition may be waived in writing by the party to the Purchase and Sale Agreement entitled to the benefit of such condition; provided, however, any waiver of a condition by the Company and any other action or election to be taken by or on behalf of the Company under the Purchase and Sale Agreement shall be reserved and made in the sole discretion of a disinterested and independent committee of our Board of Directors (“Board”) formed for the purpose of evaluating the Wheatland Proposal (the “Special Committee”).

Termination Rights (page 21):	If the transaction contemplated in the Purchase and Sale Agreement has not closed on or before August 15, 2012, either the Company or Wheatland may terminate the Purchase and Sale Agreement. The Purchase and Sale Agreement may also be terminated at any time prior to closing by the Special Committee or the Board. If the Purchase and Sale Agreement is terminated it will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the Purchase and Sale Agreement. The Purchase and Sale Agreement does not provide for the payment of a termination fee by any party.

Registration Rights Agreement (page 21):	We have granted the Hamm Revocable Trust and Mr. Hume registration rights for the shares of Common Stock they will receive upon the closing of the Acquisition.

Interests of Certain Persons (page 13):	Wheatland is owned 75% by the Hamm Revocable Trust and 25% by our President and Chief Operating Officer, Mr. Jeffrey B. Hume. The shares issued pursuant to the Wheatland Issuance will be issued, at the direction of Wheatland, to the Hamm Revocable Trust and Mr. Hume, pro rata, based on their ownership of Wheatland’s shares.

Opinion of Evercore (page 30):

On March 26, 2012, Evercore Group L.L.C. (“Evercore”) delivered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated March 26, 2012, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the transaction consideration was fair, from a financial point of view, to us.

The full text of the written opinion of Evercore, dated March 26, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex A to this document and incorporated herein by reference. You are urged to carefully read Evercore’s opinion in its entirety. Evercore’s opinion was directed to the Special Committee and addresses only the fairness, from a financial point of view, of the transaction consideration to us. The opinion does not address any other aspect of the transaction and does not constitute a recommendation to the Special Committee or to any other persons in respect of the transaction, including as to how any holder of Common Stock should vote or act in respect of the transaction.

Evercore’s opinion does not address the relative merits of the transaction as compared to other business or financial strategies that might be available to us, nor does it address the underlying business decision to engage in the transaction. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex A.

Consequences of Not Obtaining Shareholder Approval of the Proposal (page 39):	A condition to the completion of the Acquisition is the approval by our shareholders of the Wheatland Issuance as provided in the Purchase and Sale Agreement. If our shareholders do not approve the issuance of such shares as provided herein, then the transaction contemplated by the Purchase and Sale Agreement will not be consummated and the Purchase and Sale Agreement will be terminated without the payment of fees by any party.

Special Committee of the Board (page 23):

On November 2, 2011, our Board, with Mr. Hamm abstaining, passed a resolution forming the Special Committee for the purpose of ensuring the interests of the Company and its non-affiliate shareholders are protected in connection with the transaction underlying the Wheatland Proposal and that such transaction is fair to the Company and its non-affiliate shareholders. The members of our Audit Committee were selected to serve on the Special Committee.

On January 3, 2012, the disinterested members of our Board approved resolutions further describing the authority of the Special Committee in connection with the Wheatland transaction. Mr. Hamm was not present at this meeting. The resolutions gave the Special Committee, to the fullest extent permitted by law, power to oversee, evaluate and negotiate a proposed transaction with Wheatland, to determine not to consider or approve the transaction at all or to consider an alternative to the proposed transaction, on behalf of the Company and its non-affiliate shareholders. In addition, the resolutions gave the Special Committee the authority to require the affirmative vote of a majority of the Company’s non-affiliate shareholders in connection with any vote approving a transaction with Wheatland. Finally, the resolutions provide the Board will not approve or recommend a proposed transaction with Wheatland, or any alternative to the proposed transaction, without the prior affirmative recommendation of the Special Committee.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

When and where is the Special Meeting?

The Special Meeting will be held at the Cox Convention Center Meeting Room         , 1 Myriad Gardens, Oklahoma City, OK 73102-9219, on             , 2012, at                      C.D.T.

Why am I receiving these materials?

This proxy statement and the accompanying proxy card were provided to you because our Board is soliciting your proxy to vote at the Special Meeting. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares.

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders by mailing printed copies of those materials to each shareholder.

We intend to mail this proxy statement and the accompanying proxy card on or about             , 2012 to shareholders of record entitled to vote at the Special Meeting.

Who can vote at the Special Meeting?

The record date for determining shareholders entitled to notice of and to vote at the Special Meeting has been established as of the close of business on             , 2012. On that date, we had [—] shares of our Common Stock, outstanding and eligible to vote.

Shareholder of Record: Shares Registered in Your Name

If on             , 2012 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or if you hold shares of our Common Stock pursuant to a restricted stock grant that have not vested, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Special Meeting, by proxy using the proxy card or over the Internet. Whether you plan to attend the Special Meeting, we urge you to vote your shares.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee Record Holder

If on             , 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other nominee record holder, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker, bank, dealer or other nominee record holder.

What am I voting on?

There is one proposal scheduled for a vote:

•

Approval of the issuance of shares of our Common Stock, pursuant to the terms and conditions of the Purchase and Sale Agreement, in accordance with Section 312.03(b) of the New York Stock Exchange Listed Company Manual and the requirements of the Purchase and Sale Agreement.

How do I vote?

For Proposal 1, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Special Meeting, by proxy using the proxy card or over the Internet. Whether you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person.

•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

•	To vote online, please follow the instructions included on your proxy card. If you vote online, you do not need to complete and mail a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other nominee record holder, you should have received a voter information form and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions to vote online or by telephone or complete and return the voter information form in accordance with the instructions provided to ensure that your vote is counted. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other nominee record holder. Follow the instructions from your broker, bank or other nominee record holder included with these proxy materials, or contact your broker, or bank to request a proxy form.

How many votes do I have?

On the proposal to be voted upon, you have one vote for each share of Common Stock you own as of                      , 2012.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, employees, and agents may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.

In addition, we have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies at an estimated cost of $30,000, plus reimbursement for reasonable out-of-pocket expenses.

What does it mean if I receive more than one proxy card or voter information form?

If you receive more than one proxy card or voter information form, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card or voter information form to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•

You may enter a new vote over the Internet or by submitting another properly completed proxy card with a later date. To request a new proxy card, you should call our transfer agent, American Stock Transfer & Trust Company, LLC at (800) 937-5449 or mail a request to our transfer agent at 6201 15th Avenue, Brooklyn, NY 11219.

•	You may send a written notice that you are revoking your proxy to Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Eric S. Eissenstat, Secretary.

•	You may attend the Special Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank, or other nominee record holder, you should follow the instructions provided by your broker, or bank or such nominee record holder.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the issued and outstanding shares entitled to vote are represented by shareholders present at the Special Meeting or by proxy. On the record date, there were [—] shares issued and outstanding and entitled to vote. Therefore, [—] shares must be represented by shareholders present at the Special Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee record holder), or if you vote in person at the Special Meeting. Abstentions and withhold authority votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares entitled to vote at the Special Meeting may adjourn the Special Meeting to another date.

What are broker non-votes?

A broker non-vote occurs when the broker, bank or other nominee record holder is unable to vote the shares it holds on behalf of a beneficial owner (such shares are said to be held in “street name”), because a proposal is not routine and the beneficial owner has not provided any instructions on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine. If a proposal is routine, a broker, bank or other nominee record holder holding shares in street name may vote on the proposal without voting instructions. If a proposal is not routine, the broker, bank or other nominee recorder holder may vote on the proposal only if the beneficial owner has provided voting instructions. If a broker, bank or other nominee record holder does not receive instructions for a non-routine proposal, such entity will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” The Wheatland Proposal is not considered a routine proposal under applicable NYSE rules.

How may I vote in connection with the Wheatland Proposal?

In voting on Wheatland Proposal, you may vote “For” or “Against” the proposal or “Abstain” from voting.

Why is shareholder approval needed to approve the issuance of shares of our Common Stock in connection with the Wheatland Proposal?

Section 312.03(b) of the New York Stock Exchange Listed Company Manual requires shareholder approval prior to the issuance of Common Stock to a director, officer or substantial security holder of the Company, if the number of shares of Common Stock exceeds either one percent of the number of shares of Common Stock or one percent of the voting power outstanding before the issuance. In connection with the transaction related to the Wheatland Proposal, we anticipate issuing shares of Common Stock to the shareholders of Wheatland, at the direction of Wheatland, in an aggregate amount exceeding the one percent threshold described above. Wheatland is owned 75% by the Hamm Revocable Trust and 25% by Jeffrey B. Hume, our President and Chief Operating Officer. In addition to the NYSE vote requirement, the Purchase and Sale Agreement requires the affirmative vote of a majority of the issued and outstanding shares held by shareholders other than members of the Company’s Board, the Company’s executive officers, Mr. Hamm and his affiliates, and Mr. Hume and his affiliates.

What vote is required to approve the Wheatland Proposal?

The New York Stock Exchange Listed Company Manual requires the approval by a majority of votes cast on the Wheatland Proposal at the Special Meeting, provided the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Oklahoma state law requires any proposal submitted to the Company’s shareholders be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

In addition, pursuant to the Purchase and Sale Agreement, the Wheatland Proposal will not be deemed approved if it does not receive the approval of a majority of the issued and outstanding shares held by shareholders other than members of the Company’s Board, the Company’s executive officers, Mr. Hamm and his affiliates, and Mr. Hume and his affiliates (we refer to this vote requirement as the “Unaffiliated Vote Requirement” and these shareholders as the “Excluded Shareholders”).

As of the record date, there were [—] shares of our Common Stock outstanding, of which the Excluded Shareholders may be deemed to beneficially own, in the aggregate, [—] shares. The shares of Common Stock held by the Excluded Shareholders represents, in the aggregate, approximately [—]% of the outstanding shares of our Common Stock, as of the record date. The Hamm Revocable Trust and Mr. Hume have agreed to vote all of the shares of our Common Stock that they beneficially own in favor of the Wheatland Proposal. As a result, because the Hamm Revocable Trust and Mr. Hume beneficially own, in the aggregate, in excess of 50% of all securities entitled to vote on the Wheatland Proposal, the vote required under the NYSE rules and Oklahoma state law will be satisfied.

In order to satisfy the Unaffiliated Vote Requirement under the Purchase and Sale Agreement, an additional approximate [—] shares of Common Stock (representing a majority of the outstanding shares of Common Stock held by shareholders other than the Excluded Shareholders), or approximately [—]% of the outstanding shares of Common Stock, as of the record date, must vote in favor of the Wheatland Proposal. The irrevocable trusts established for the benefit of the children of Mr. Hamm, which as of the record date beneficially own approximately [—]% of the outstanding Common Stock of the Company and over which Mr. Hamm does not possess any voting or investment power, are not considered Excluded Shareholders and, therefore, their vote will be counted towards satisfying the Unaffiliated Vote Requirement.

If you “Abstain” from voting, it will have the same effect as an “Against” vote on the Wheatland Proposal, as abstentions are treated as entitled to vote under state law and NYSE rules. Since the Wheatland Proposal is not a routine proposal, broker non-votes will not be treated as entitled to vote and accordingly, will have no impact on whether the Wheatland Proposal is approved for purposes of Oklahoma state law or the NYSE rules. However, because the Purchase and Sale Agreement contains the Unaffiliated Vote Requirement, a broker non-vote will have the same effect as a vote against the Wheatland Proposal for purposes of the requirements of the Purchase and Sale Agreement.

Why are the disinterested members of the Board recommending that we vote for the Wheatland Proposal?

See the section entitled “Reasons for the Acquisition; Recommendation of the Disinterested Members of the Board” for a discussion of the business reasons why the disinterested members of our Board have unanimously recommended the shareholders approve the Wheatland Proposal. Mr. Hamm was not present at the meeting where the disinterested members of the Board approved the proposed transaction with Wheatland.

What if I do not mark a voting choice for the Wheatland Proposal on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendation for the Wheatland Proposal.

Could other matters be decided at the Special Meeting?

We do not know of any other matters that will be considered at the Special Meeting. If any other matters arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Special Meeting is postponed or adjourned?

If the Special Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

How do the disinterested members of the Board recommend I vote on the Wheatland Proposal?

The disinterested members of the Board recommend that you vote:

•	FOR the Wheatland Proposal.

Who will serve as the inspector of election at the Special Meeting?

It is anticipated Eric S. Eissenstat, our Senior Vice President, General Counsel and Secretary will serve as the inspector of election and will tabulate the proxies and ballots at the Special Meeting.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Form 8-K filed within four business days after the Special Meeting.

PROPOSAL 1: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK PURSUANT TO THE TERMS AND CONDITIONS OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF MARCH 27, 2012, AMONG THE COMPANY, WHEATLAND AND THE SHAREHOLDERS OF WHEATLAND, IN ACCORDANCE WITH SECTION 312.03(b) OF THE NEW YORK STOCK EXCHANGE LISTED COMPANY MANUAL AND THE REQUIREMENTS OF THE PURCHASE AND SALE AGREEMENT

The Special Committee unanimously determined this proposal is in our and our minority shareholders’ best interests and recommended the disinterested members of the Board make a similar determination. After receiving the recommendation from the Special Committee, the disinterested members of our Board unanimously determined this proposal is in our and our minority shareholders’ best interests and further directed this proposal be submitted for consideration by our shareholders at the Special Meeting. Mr. Hamm was not present at the meeting where the Board approved the proposed transaction with Wheatland.

General

On March 27, 2012, we entered into the Purchase and Sale Agreement with Wheatland and its shareholders, the Hamm Revocable Trust and Mr. Hume, pursuant to which we agreed to acquire all of Wheatland’s right, title and interest in and to certain crude oil and natural gas properties and related assets in the States of Mississippi, Montana, North Dakota and Oklahoma, which constitute substantially all of the assets of Wheatland, and to assume certain liabilities of Wheatland related thereto.

Set forth below is important information relevant to your consideration of the Wheatland Proposal. You are encouraged to review this information prior to deciding how to vote with respect to the Wheatland Proposal.

The disinterested members of the Board recommend that the shareholders vote “FOR” the issuance of shares of our Common Stock pursuant to the terms and conditions of the Purchase and Sale Agreement, dated as of March 27, 2012, among the Company, Wheatland and the Shareholders of Wheatland.

Vote Required

Subject to certain limited exceptions, Section 312.03(b) of the New York Stock Exchange Listed Company Manual requires shareholder approval prior to the issuance of common stock in any transaction or series of related transactions, to a director, officer or substantial security holder of the company if, in any such case, the number of shares of common stock to be issued exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

The New York Stock Exchange Listed Company Manual requires the approval by a majority of votes cast on the Wheatland Proposal at the Special Meeting, provided the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Oklahoma state law requires any proposal submitted to the Company’s shareholders be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

In addition, pursuant to the Purchase and Sale Agreement, the Wheatland Proposal will not be deemed approved if it does not receive the approval of a majority of the issued and outstanding shares held by shareholders other than members of the Company’s Board, the Company’s executive officers, Mr. Hamm and his affiliates, and Mr. Hume and his affiliates (we refer to this vote requirement as the “Unaffiliated Vote Requirement” and these shareholders as the “Excluded Shareholders”).

As of the record date, there were [—] shares of our Common Stock outstanding, of which the Excluded Shareholders may be deemed to beneficially own, in the aggregate, [—] shares. The shares of Common Stock held by the Excluded Shareholders represents, in the aggregate, approximately [—]% of the outstanding shares of our

Common Stock as of the record date. The Hamm Revocable Trust and Mr. Hume have agreed to vote all of the shares of our Common Stock that they beneficially own in favor of the Wheatland Proposal. As a result, because the Hamm Revocable Trust and Mr. Hume beneficially own, in the aggregate, in excess of 50% of all securities entitled to vote on the Wheatland Proposal, the vote required under the NYSE rules and Oklahoma state law will be satisfied.

In order to satisfy the Unaffiliated Vote Requirement under the Purchase and Sale Agreement, an additional approximate [—] shares of Common Stock (representing a majority of the outstanding shares of Common Stock held by shareholders other than the Excluded Shareholders), or approximately [—]% of the outstanding shares of Common Stock, as of the record date, must vote in favor of the Wheatland Proposal. The irrevocable trusts established for the benefit of the children of Mr. Hamm, which as of the record date beneficially own approximately [—]% of the outstanding Common Stock of the Company and over which Mr. Hamm does not possess any voting or investment power, are not considered Excluded Shareholders and, therefore, their vote will be counted towards satisfying the Unaffiliated Vote Requirement.

If you “Abstain” from voting, it will have the same effect as an “Against” vote on the Wheatland Proposal, as abstentions are treated as entitled to vote under state law and NYSE rules. Since the Wheatland Proposal is not a routine proposal, broker non-votes will not be treated as entitled to vote and accordingly, will have no impact on whether the Wheatland Proposal is approved for purposes of Oklahoma state law or the NYSE rules. However, because the Purchase and Sale Agreement contains the Unaffiliated Vote Requirement, a broker non-vote will have the same effect as a vote against the Wheatland Proposal for purposes of the requirements of the Purchase and Sale Agreement.

Interests of Certain Persons

Mr. Hamm owns approximately         % of our outstanding shares of Common Stock as of                 , 2012, and is our Chairman of the Board and Chief Executive Officer. Mr. Hume is our President and Chief Operating Officer. Messrs. Hamm and Hume are also officers of Wheatland, and the Hamm Revocable Trust and Mr. Hume are the owners of all the common stock of Wheatland. Based on the foregoing relationships, both Mr. Hamm and Mr. Hume are “related parties” for purposes of Section 312.03(b) of the New York Stock Exchange Listed Company Manual. As of the record date, there were [—] shares of Common Stock outstanding. We anticipate issuing shares of Common Stock to the Hamm Revocable Trust and Mr. Hume in accordance with the terms and conditions of the Purchase and Sale Agreement in an amount exceeding 1% of the issued and outstanding shares of Common Stock as of the record date (or approximately [—] shares). Based on an Unadjusted Purchase Price of $340 million and a closing sales price of our Common Stock on the New York Stock Exchange on the record date for the Special Meeting of $[—], we would issue [—] shares of Common Stock under the Purchase and Sale Agreement. The actual number of shares of Common Stock issued pursuant to the Purchase and Sale Agreement will not be known until the closing of the transaction and the completion of any adjustments contemplated by the Purchase and Sale Agreement, and the value of such shares could be more or less than $340 million.

Information about the Companies

Continental. We are an independent crude oil and natural gas exploration and production company with operations in the North, South and East regions of the United States. The North region consists of properties north of Kansas and west of the Mississippi river and includes North Dakota Bakken, Montana Bakken, the Red River units and the Niobrara play in Colorado and Wyoming. The South region includes Kansas and all properties south of Kansas and west of the Mississippi river including the Anadarko Woodford and Arkoma Woodford plays in Oklahoma. The East region contains properties east of the Mississippi river including the Illinois Basin and the state of Michigan. We were originally formed in 1967 to explore for, develop and produce crude oil and natural gas properties. Through 1989, our activities and growth remained focused primarily in Oklahoma. In 1989, we expanded our activity into the North region. Approximately 71% of our estimated proved reserves as of December 31, 2011 are located in the North region. We have not declared a dividend on our

Common Stock for the past two years and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We are an Oklahoma corporation with principal executive offices at 20 N. Broadway, Oklahoma City, Oklahoma 73102. Our telephone number at that address is (405) 234-9000.

Please see “Where You Can Find More Information” on page 41 of this proxy statement for instructions on how to obtain additional information about us.

Wheatland. Wheatland is a crude-oil concentrated, independent crude oil and natural gas exploration and production company that participates in several of our crude oil and natural gas properties located in the States of Mississippi, Montana, North Dakota and Oklahoma. The Wheatland interests generally range from 5% to 10% of our interests. There is no established public trading market for Wheatland’s common equity. Wheatland has not paid dividends to its shareholders in the past and does not intend to pay dividends to its shareholders in the future. Wheatland is an Oklahoma corporation with executive offices at 302 N. Independence, Suite 1500, Enid, Oklahoma 73701. Its telephone number at that address is (580) 249-4721.

Developed and Undeveloped Acreage. As of January 1, 2012, Wheatland had approximately 588,800 and 17,200 gross and net developed acres, respectively, with 90% of the net developed acres located in the Bakken Field. As of the same date, Wheatland had approximately 886,500 and 22,300 gross and net undeveloped acres, respectively, located in the Bakken Field.

Proved Reserves. The following table contains information regarding Wheatland’s interests in proved developed and proved undeveloped crude oil and natural gas reserves by state as of December 31, 2011, derived from the Company’s year-end proved reserve reports.

	Proved Developed			Proved Undeveloped
	Crude Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)	Crude Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Mississippi	—	3.2	0.5	—	—	—
Montana	843.3	964.0	1,003.9	788.6	908.9	940.1
North Dakota	3,478.4	5,324.9	4,365.8	8,779.3	11,241.9	10,653.0
Oklahoma	20.8	1,389.4	252.4	—	—	—

Total	4,342.5	7,681.5	5,622.6	9,567.9	12,150.8	11,593.1

Proved Wells and Locations. The following table presents the total number of proved producing, shut-in and undeveloped wells and locations, on a gross and net basis, by state included in the Assets, as of December 31, 2011.

	Proved
	Producing		Shut-in		Undeveloped		Total
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Mississippi	3	0.2	5	0.4	—	—	8	0.6
Montana	198	6.6	—	—	81	2.7	279	9.3
North Dakota	866	14.8	3	0.1	1,042	26.5	1,911	41.4
Oklahoma	15	4.4	—	—	—	—	15	4.4

Total	1,082	26.0	8	0.5	1,123	29.2	2,213	55.7

During the three years ended December 31, 2011, Wheatland participated in the drilling of the following number of wells on leases included in the Assets:

	Year Ended December 31,
	2011		2010		2009
	Gross	Net	Gross	Net	Gross	Net
Montana	23	0.7	11	0.3	4	0.2
North Dakota	407	6.4	240	4.4	116	1.8

Total	430	7.1	251	4.7	120	2.0

No wells were drilled on properties included in the Assets located in Mississippi or Oklahoma during the three years ended December 31, 2011. As of December 31, 2011, Wheatland was participating in 115 gross (2.0 net) wells in the process of drilling, completing or waiting on completion on properties included in the Assets being acquired from Wheatland pursuant to the transaction.

Production Quantities. The following table sets forth summary information concerning Wheatland’s production by product and state for the years ended December 31, 2011, 2010 and 2009.

	Year Ended December 31,
	2011	2010	2009
Crude Oil (Bbls)
Mississippi	—	—	—
Montana	88,605	81,656	100,433
North Dakota	462,048	256,080	127,442
Oklahoma	1,173	1,319	1,292

Total	551,826	339,055	229,167

Natural Gas (Mcf)
Mississippi	925	1,695	2,716
Montana	81,806	72,178	76,851
North Dakota	459,517	255,309	129,960
Oklahoma	82,946	82,462	88,583

Total	625,194	411,644	298,110

Crude oil equivalents (Boe)
Mississippi	154	283	453
Montana	102,239	93,685	113,241
North Dakota	538,634	298,632	149,102
Oklahoma	14,998	15,063	16,056

Total	656,025	407,663	278,852

Revenues and Costs. The following table sets forth the total amounts of crude oil and natural gas revenues disbursed to Wheatland by us, and by third party operators other than us, for its share of revenues from the sale of crude oil and natural gas from the properties comprising the Assets and payments made by Wheatland to us, and to third party operators other than us, for costs billed to Wheatland for its share of expenditures chargeable to the properties comprising the Assets, for the years ended December 31, 2011, 2010 and 2009.

	Year Ended December 31,
	2011 ($)	2010 ($)	2009 ($)
Crude oil and natural gas revenues:
Revenues disbursed by us	$36,699,000	$16,414,000	$10,388,000
Revenues disbursed by third party operators	8,573,000	3,464,000	2,220,000

Total crude oil and natural gas revenues	$45,272,000	$19,878,000	$12,608,000

Payments made for costs billed:
Payments made to us	$64,860,000	$20,136,000	$15,364,000
Payments made to third party operators	12,483,000	6,007,000	3,765,000

Total payments made for costs billed	$77,343,000	$26,143,000	$19,129,000

Significant Changes in the Assets. Other than ordinary course acquisitions pursuant to a participation agreement between Wheatland and the Company pertaining to certain crude oil and natural gas properties located in North Dakota and Montana and participation in drilling operations conducted by the Company and third party operators relevant to the Assets which has increased the value of the Assets, there have been no significant changes in the Assets during the past three years.

The Purchase and Sale Agreement

The Asset Purchase. The Purchase and Sale Agreement provides for the purchase by us of all of Wheatland’s right, title and interest in and to certain assets located in the States of Mississippi, Montana, North Dakota and Oklahoma, including, but not limited to, the following:

•	certain crude oil, natural gas and mineral leases located in the states of Mississippi, Montana, North Dakota and Oklahoma (collectively, the “Leases”);

•	all pooled, communitized or unitized acreage including all or any part of a Lease (collectively, the “Units”);

•

all oil, gas, water, saltwater, carbon dioxide, disposal and injection (saltwater or otherwise) wells located on, or used or held for use in connection with the operation of, the Leases or the Units and, in the case of saltwater injection, whether or not located on the Leases or Units (collectively, the “Wells”);

•

all flowlines, pipelines, gathering systems and their respective accessories located on the Leases or Units or used, or held for use, in connection with the operation of the Wells (“Gathering Systems”; and together with the Leases, Units and the Wells, the “Properties”);

•	all contracts, agreements and instruments to the extent applicable to the Properties or the production of hydrocarbons from the Properties;

•

all rights and privileges with respect to the use or occupancy of the surface of, or related to the ownership and operation of or convenient to the possession and enjoyment of, the Properties, including surface fee interests, surface use agreements, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights related to the Properties;

•

all equipment, machinery, tools, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties or the production of hydrocarbons from the Properties;

•

all hydrocarbons produced from or attributable to the Leases, the Units or the Wells from 7:00 a.m., Central Time, on January 1, 2012 (the “Effective Time” of the Purchase and Sale Agreement) and all products and proceeds attributable thereto;

•	all geophysical and other seismic data, and other technical data and information, relating to the Properties;

•

all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; (ii) liens and security interests in favor of Wheatland, whether choate or inchoate, under any law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets; and (iii) any claim of indemnity, contribution or reimbursement relating to obligations of Wheatland that we assume;

•	all rights to audit the records of any person and to receive refunds or payments of any nature, and all amounts of money, in connection with the Assets on or after the Effective Time;

•

all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors and third parties, and rights accruing under applicable statutes of limitations or prescription, to the extent related to or attributable to the Assets;

•

with certain exclusions, all claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) in favor of Wheatland arising from acts, omissions or events, or damage to or destruction of the Properties occurring from and after the Effective Time; and

•	the records of Wheatland related to the Assets.

The Assets do not include certain non-material assets excluded by the parties from the Acquisition (as further described in the Purchase and Sale Agreement).

Purchase Price. The Unadjusted Purchase Price for the Assets is $340 million. At the closing of the transaction contemplated by the Purchase and Sale Agreement, the Adjusted Purchase Price will be paid in shares of Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the Adjusted Purchase Price by the volume weighted average (rounded to two decimal places) of the daily sale prices for the shares of the Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded and quoted on the New York Stock Exchange ending on and including the date that is ten (10) business days prior to the Special Meeting; provided, however, if (i) the Closing Share Price is $80.00 or less, the Closing Share Price shall be deemed to be $80.00 and (ii) the Closing Share Price is $87.18 or greater, the Closing Share Price shall be deemed to be $87.18. If the Closing Share Price is $80.00 or less, 4,250,000 shares will be issuable in connection with the Unadjusted Purchase Price. If the Closing Share Price is $87.18 or greater, 3,899,977 shares will be issuable in connection with the Unadjusted Purchase Price.

Once the adjustments to the Unadjusted Purchase Price are made, the actual amount of the Adjusted Purchase Price could result in the issuance of a number of shares in excess of 4,250,000 or less than 3,899,977 at closing. Based on an Unadjusted Purchase Price of $340 million and a closing sales price of our Common Stock on the New York Stock Exchange on the record date for the Special Meeting of $[•], we would issue [•] shares of Common Stock under the Purchase and Sale Agreement. The actual number of shares of Common Stock issued pursuant to the Purchase and Sale Agreement will not be known until the closing of the transaction and the completion of any adjustments contemplated by the Purchase and Sale Agreement, and the value of such shares could be more or less than $340 million. After closing of the transaction contemplated by the Purchase and Sale Agreement, any further adjustments required by the Purchase and Sale Agreement will be paid in cash, other than adjustments made to reflect the post-closing addition of properties that were excluded from the Assets at closing due to the inability to obtain consents or the existence of preferential rights in favor of a third party, which will be paid in Common Stock based on the Closing Share Price (and any Common Stock so issued will be deemed part of the Wheatland Issuance for purposes of this proxy statement).

As more fully described below, the Unadjusted Purchase Price is subject to customary purchase price adjustments associated with transactions of this nature in the oil and gas industry, including, among other adjustments, an adjustment to allocate to the Company revenues and costs associated with the Assets from 7:00 a.m., Central Time, on January 1, 2012 through the closing of the transaction and reductions or increases to reflect either the diminution in value of the Assets due to title and environmental defects (net of title benefits and the deductible), casualty losses, exercises of preferential rights to purchase, or failure to obtain material consents or the increase in value of the Assets due to title benefits (net of title and environmental defects and the deductible).

The Unadjusted Purchase Price is subject to customary upward adjustments associated with transactions of this nature in the oil and gas industry, including adjustments related to the following:

•	the amount of all costs and expenditures chargeable to the Assets for periods on or after the Effective Time but paid by Wheatland;

•

to the extent that such amounts have been received by us and not paid to Wheatland, (i) all proceeds from the production of hydrocarbons from or attributable to the Properties prior to the Effective Time,

(ii) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and (iii) any other similar amounts paid by Wheatland to which Wheatland is entitled under the Purchase and Sale Agreement;

•	the amount of all prepaid expenses paid by Wheatland with respect to the ownership or operation of the Assets after the Effective Time;

•

an amount equal to the sum of (i) with respect to Assets operated by us, the aggregated volumes of marketable hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Assets multiplied by, (x) in the case of gaseous hydrocarbons, $5.23 per mcf and, (y) in the case of liquid hydrocarbons, $78.82 per bbl, and (ii) with respect to Assets not operated by Purchaser, the Non-Op Volume Amount (as defined in the Purchase and Sale Agreement);

•	final settlement of all Imbalances (as defined in the Purchase and Sale Agreement) with respect to any underproduced balances existing as of the Effective Time;

•	an amount, if any, equal to the title benefits (net of title and environmental defects and the deductible); and

•

payment of pre-Effective Time drilling and completion costs for wells identified after the Company’s initial evaluation of the Assets that are being conveyed to the Company with no value associated in favor of Wheatland.

The Unadjusted Purchase Price is subject to customary downward adjustments associated with transactions of this nature in the oil and gas industry, including adjustments related to the following:

•	the amount of all costs and expenditures chargeable to the Assets for periods prior to the Effective Time but paid by us;

•

to the extent that such amounts have been received by Wheatland and not paid to us, (i) all proceeds from the production of hydrocarbons from or attributable to the Properties on or after the Effective Time, (ii) all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time and (iii) any other similar amounts to which we are entitled under the Purchase and Sale Agreement;

•

an amount equal to the values of the Leases and Wells excluded from this transaction due to casualty losses or a failure to obtain the necessary consents and/or waivers of preferential purchase rights;

•	final settlement of all Imbalances (as defined in the Purchase and Sale Agreement) with respect to any overproduced balances existing as of the Effective Time;

•	an amount, if any, equal to the title and environmental defects (net of title benefits and the deductible); and

•

an amount equal to the value of hydrocarbons produced from or allocable to the Wheatland properties that a third party may otherwise be entitled to receive out of Wheatland’s interest in the properties after the Effective Time without making full payment therefor at or after the time of delivery as the result of a “take or pay,” prepayment, forward sale, production payment, deferred production, or similar arrangement in existence at any time from and after the Effective Time until the Closing Date (as defined below).

After closing of the transaction contemplated by the Purchase and Sale Agreement, any further adjustments required by the Purchase and Sale Agreement will be paid in cash, other than adjustments made to reflect the post-closing addition of properties excluded from the Assets at closing due to the inability to obtain consents or the existence of preferential rights in favor of a third party, which will be paid in Common Stock based on the Closing Share Price, and any Common Stock so issued will be deemed part of the Wheatland Issuance for purposes of this proxy statement.

Because the Unadjusted Purchase Price is subject to increase or decrease as described above, you may not know the exact amount of the Adjusted Purchase Price, or number of shares of Common Stock to be issued, in connection with the Wheatland Proposal when you vote on the issuance of shares in connection with the Wheatland Proposal.

Effective Time and Closing of the Acquisition. Possession of the Assets will be transferred from Wheatland to the Company effective as of the Closing Date. However, the Acquisition will be effective as of the Effective Time with respect to certain financial benefits and burdens of the Assets. If our shareholders approve the issuance of shares in connection with the Acquisition at the Special Meeting, and if all other conditions to the parties’ obligations to effect the transaction are met or waived by the party entitled to do so, we anticipate that the Acquisition will be completed in the third quarter of 2012 (the date of such completion, the “Closing Date”), although delays could occur.

We cannot assure you we can obtain the necessary shareholder approvals or that the other conditions to completion of the Acquisition can or will be satisfied.

Conduct of Business Pending the Closing Date. From the date of the Purchase and Sale Agreement to and including the Closing Date, except with respect to actions that the Company and Wheatland both commit to undertake, Wheatland:

•	will keep us informed of all material developments relating to the Assets;

•	will conduct its business related to the Assets in the ordinary course and in compliance with all applicable laws;

•	will not commit to any new operation (or incur any liabilities) with respect to the Assets in excess of $100,000 (individually) (net to Wheatland’s interest);

•

will not terminate, amend, or extend any Contracts (as defined in the Purchase and Sale Agreement) or enter into any contracts which would be Contracts if in effect on the date the Purchase and Sale Agreement was executed;

•	will maintain insurance coverage on the Assets;

•	will not terminate, amend or modify any of the Leases;

•	will maintain in full force and effect all of the Leases that are presently producing in paying quantities;

•

will use its Reasonable Best Efforts (as defined in the Purchase and Sale Agreement) to maintain all permits, approvals, bonds and guaranties affecting the Assets, and make all filings that Wheatland is required to make under applicable law with respect to the Assets;

•

will not transfer, sell, hypothecate, encumber or otherwise dispose of any Properties or equipment, other than (i) sales or dispositions of hydrocarbon production in the ordinary course of business or any relinquishment of a Lease resulting from the expiration of such Lease in accordance with its terms and (ii) encumbrances that would be permitted encumbrances under the Purchase and Sale Agreement;

•

will not (i) make, change or revoke any tax election; (ii) change an annual accounting period; (iii) adopt or change any accounting method with respect to taxes; (iv) file any amended tax return; (v) enter into any closing agreement; (vi) settle or compromise any tax claim or assessment; or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to taxes; in each case to the extent such action would adversely affect the Assets in any period after the Effective Time; and

•	will not enter into an agreement with respect to any of the foregoing.

Because Wheatland is not the operator of the Properties, the Purchase and Sale Agreement only requires that Wheatland use Reasonable Best Efforts (as defined in the Purchase and Sale Agreement) to cause the operator(s) of the Properties (other than the Company) to comply with the foregoing covenants. The majority of the properties are operated by the Company.

Conditions to Completion of the Acquisition. The Purchase and Sale Agreement contains a number of conditions to the respective obligations of the Company and Wheatland to complete the Acquisition, each of which must be satisfied as a condition prior to the closing of the Acquisition, including, but not limited to, the following:

•	approval of the Wheatland Proposal as described under “Questions and Answers About This Proxy Material and Voting – What vote is required to approve the Wheatland Proposal?” above;

•

certain of the representations and warranties contained in the Purchase and Sale Agreement of the Company and Wheatland must be true and correct in all respects and the remainder of the representations and warranties contained in the Purchase and Sale Agreement of the Company and Wheatland must be true and correct in all material respects;

•	the representations and warranties of Wheatland’s shareholders must be true and correct in all respects;

•

absence of any suit, action or other proceeding by a third party seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by the Purchase and Sale Agreement, or seeking substantial damages in connection therewith;

•

absence of any injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by the Purchase and Sale Agreement, or granting material damages in connection therewith;

•	the receipt of all material consents and approvals of governmental bodies;

•

the transaction contemplated by the Purchase and Sale Agreement cannot fail to qualify as a reorganization under Section 368 (a)(1)(c) of the Internal Revenue Code of 1986, as amended, as a result of a change of law occurring after the date of the Purchase and Sale Agreement;

•	the absence of casualty losses related to the Assets in excess of $17 million; and

•	performance or compliance in all material respects by the Company and Wheatland with their respective covenants and obligations required by the Purchase and Sale Agreement.

Any condition to the consummation of the transaction may be waived in writing by the party to the Purchase and Sale Agreement entitled to the benefit of such condition; provided, however, any waiver of a condition by the Company and any other action or election to be taken by or on behalf of the Company under the Purchase and Sale Agreement shall be reserved and made in the sole discretion of the Special Committee.

Representations and Warranties of the Company, Wheatland and Wheatland’s Shareholders. In the Purchase and Sale Agreement, we have made representations and warranties to Wheatland and its shareholders, and Wheatland and its shareholders have made representations and warranties to us.

The more significant of these relate to the following matters:

•	organization, existence and qualification to do business;

•	authority and power to execute the Purchase and Sale Agreement and to complete the transaction contemplated by the Purchase and Sale Agreement;

•	the absence of conflicts between the execution of the Purchase and Sale Agreement and completion of the transaction contemplated by the Purchase and Sale Agreement and certain other agreements;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory filings;

•	the absence of certain changes and events; and

•	the title, condition, ownership, operation and use of the Assets (in the case of Wheatland only).

Many of the representations contained in the Purchase and Sale Agreement include customary knowledge and/or materiality qualifiers.

Allocation of Liability. Following the completion of the Acquisition, we will assume all duties, obligations and liabilities with respect to or arising from the Assets on and after the Effective Time, subject to certain purchase price adjustments related thereto, and Wheatland will retain all duties, obligations and liabilities with respect to or arising from the Assets prior to the Effective Time, subject to certain purchase price adjustments related thereto.

Indemnification. The Purchase and Sale Agreement contains customary indemnification provisions associated with transactions of this nature in the oil and gas industry. The Purchase and Sale Agreement provides that the indemnification provisions thereof will be the sole remedy for any breach of a representation or warranty, other than in the event of fraud. The Purchase and Sale Agreement also provides that any limitation on remedies described in the prior sentence does not limit any party’s right to equitable relief. Certain representations and warranties dealing with fundamental issues such as power to enter into the Purchase and Sale Agreement, due authorization, the enforceability of the Purchase and Sale Agreement, and the absence of conflicts survive indefinitely. Wheatland’s representation and warranty in connection with tax matters survive until 60 days after the expiration of the applicable statute of limitations. The tax representations of Wheatland’s shareholders survive until the statute of limitations applicable to such shareholders closes the taxable year in which the transaction occurs plus 60 days. The remaining representations and warranties survive for periods of 12 or 24 months.

Termination of the Purchase and Sale Agreement. If the transaction contemplated in the Purchase and Sale Agreement has not closed on or before August 15, 2012, the Company or Wheatland may terminate the Purchase and Sale Agreement (subject to certain limited exceptions). The Purchase and Sale Agreement may also be terminated at any time by the Special Committee or the Board. If the Purchase and Sale Agreement is terminated it will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the Purchase and Sale Agreement. The Purchase and Sale Agreement does not provide for the payment of a termination fee by any party.

Accounting Treatment and Tax Consequences. Pursuant to the Purchase and Sale Agreement, we will be acquiring substantially all of the assets and liabilities of Wheatland in exchange for our Common Stock in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. As such, for federal income tax purposes, our tax basis in the acquired properties will be Wheatland’s tax basis in the properties. For accounting purposes, the Acquisition represents a transaction between entities under common control as Mr. Hamm is the controlling shareholder of both the Company and Wheatland. Accordingly, we will record the assets acquired and liabilities assumed at Wheatland’s carrying amount, with the excess of the Adjusted Purchase Price over the carrying amount of Wheatland’s net assets being reflected as a decrease in shareholders’ equity. Wheatland does not have audited financial statements. However, based on our preliminary due diligence, we believe the net book basis of Wheatland’s oil and gas properties as of December 31, 2011 is approximately $100 million. We will recognize a deferred tax liability of approximately $30 million. Based on this, and assuming the issuance of Common Stock valued at approximately $340 million, shareholders’ equity would be reduced by approximately $270 million to reflect the estimated carrying amount of Wheatland’s net assets. These amounts are subject to change based on the actual Closing Date, the purchase price adjustments provided for in the Purchase and Sale Agreement, the valuation of the Common Stock to be issued and the determination of the actual audited basis of the Wheatland assets and liabilities as of the Closing Date.

The Registration Rights Agreement

Pursuant to the Purchase and Sale Agreement, we will enter a registration rights agreement granting the Hamm Revocable Trust and Mr. Hume registration rights for the shares of our Common Stock that the shareholders of Wheatland will receive, at the direction of Wheatland upon the closing of the Acquisition (the “Registerable Securities”). Under the registration rights agreement, the Hamm Revocable Trust and Mr. Hume have demand and “piggyback” registration rights. The demand rights enable each of the Hamm Revocable Trust and Mr. Hume to require us to register their respective shares of Registerable Securities with the SEC at any time, subject to certain limited exceptions, including the requirement that the aggregate proceeds from the demand registration exceed $40 million (net of underwriting discounts and commissions) and that the Company will not be required to effect more than four demand registrations in any three year period. The piggyback rights will allow each of the Hamm Revocable Trust and Mr. Hume to register their Registerable Securities along with any shares we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.

Background of the Acquisition

Prior to 2002, Wheatland (which was formed in 1987) had successfully participated in several of the Company’s acquisitions. Wheatland acquired its interests in the Assets located in Montana and North Dakota pursuant to a Participation Agreement, effective January 1, 2002 (as amended, the “Participation Agreement”), which required Wheatland to purchase five percent (5%) of the Company’s interest, at cost, in certain oil and gas properties owned or acquired by the Company within an area consisting of the Company’s principal Bakken plays in Montana and North Dakota. At the time of the Participation Agreement’s effectiveness, the Company was not public, had limited access to capital, and the Bakken plays were unproven and undeveloped. Wheatland became an investor to share the risks of developing these Bakken plays. As a result, the Company and Wheatland entered into the Participation Agreement. The Participation Agreement was amended on several occasions to: (i) reduce the size of the area subject to its terms; (ii) adjust the term of the agreement (the initial term was inadvertently extended and corrective action was taken to reinstate the original term expiring January 1, 2012); and (iii) memorialize Wheatland’s decision to be bound by the Company’s decisions in connection with a co-development agreement with a non-affiliate third party. The Participation Agreement expired pursuant to its terms on January 1, 2012. Wheatland also acquired its interests in the Assets in Oklahoma and Mississippi through participation, at cost, with the Company in connection with acquisitions by the Company of certain oil and gas properties in Oklahoma and Mississippi.

Over time, as Wheatland participated in the drilling of wells on acreage acquired from the Company and in the acquisition of producing properties acquired by the Company, the value of the properties held by Wheatland increased and Wheatland’s principals began to consider options with respect to Wheatland’s assets, including the possibility of liquidating their investment in Wheatland’s assets. Wheatland’s principals believed the properties would be complementary and accretive to the Company’s acquisition strategy of acquiring attractive acreage in key resource plays, targeting in particular the Bakken and the Anadarko Woodford, where the Company has operating control over capital investment, well design and the operation of completed wells on the acquired acreage. As a result, in approximately November 2010, Wheatland inquired, through a letter directed to the Company’s General Counsel, as to the Company’s interest in investigating a possible transaction and requested the Company determine the process to consider acquisition of the Wheatland assets.

In the months following the receipt of the letter described above to November 2011, no formal action was taken by the Company’s Board, and Wheatland’s principals did not follow up formally. During this period, from time to time, typically incident to interaction pertaining to other matters, members of the Company’s Board had informal, brief discussions with Wheatland’s principals regarding a possible transaction and the appropriate process for such a transaction. At the November 2, 2011 Board meeting, Mr. Hamm again inquired as to whether the other members of the Company’s Board desired to consider an acquisition of the Wheatland assets. As a result of Mr. Hamm’s inquiry, and in light of the successful drilling operations by the Company in the Bakken, the quality of the assets held by Wheatland and the commonality of the Wheatland assets with the Company’s holdings, the Company’s participation in the bidding process for four Bakken property acquisitions to date in 2011 (the Company was the successful bidder on two of those proposals), the Board, with Mr. Hamm abstaining from the discussion, determined it would be in the best interests of the Company to consider a possible acquisition of Wheatland’s assets by the Company. In light of Mr. Hamm’s position as the Company’s Chief Executive Officer, Chairman of the Board and principal shareholder, and Mr. Hume’s position as the Company’s President and Chief Operating Officer, the Board determined a Special Committee should be created for the purpose of ensuring the interests of the Company and shareholders who are not affiliated with Wheatland would be protected in connection with any transaction involving the Wheatland assets.

On November 2, 2011, the Board, with Mr. Hamm abstaining, adopted resolutions creating the Special Committee. Pursuant to the resolutions: (i) each member of the Audit Committee was appointed to serve on the Special Committee; (ii) Mr. Monroe was appointed Chairman of the Special Committee; and (iii) each member of the Special Committee was determined to be independent for purposes of evaluating a possible transaction with Wheatland. The resolutions adopted by the Board also gave the Special Committee authority to engage such legal, financial and other advisors as it deems necessary or appropriate, and provided that the Company pay all expenses incurred by the Special Committee. The resolutions also authorized the Special Committee to work with its advisors to prepare resolutions for presentation to the disinterested directors of the Board, describing further the mandate of the Special Committee and giving the Special Committee such authority and powers as it deems necessary to protect the interests of the Company and its shareholders who are not affiliated with Wheatland.

The November 2010 inquiry and subsequent discussions were preliminary indications of interest and Wheatland continued to acquire interests in properties in Company acquisitions as required by the Participation Agreement and in the ordinary course of business and pursuant to the terms and conditions of that Participation Agreement from November 2010 through 2011, the last of which occurred on October 18, 2011. Subsequently, on November 2, 2011, the independent directors of the Board formed the Special Committee to evaluate the possible acquisition of the Wheatland assets. Wheatland did not acquire any interests in properties in Company acquisitions after October 18, 2011 through January 1, 2012, but did, to the extent the Company leased acreage through oil and gas leases within the area defined by the Participation Agreement, acquire interests in such oil and gas leases pursuant to the terms and conditions of the Participation Agreement through the expiration of the Agreement on January 1, 2012. After the Participation Agreement expired on January 1, 2012, Wheatland no longer acquired interests in properties in Company acquisitions or oil and gas leases.

On November 11, 2011, the Special Committee held a telephonic meeting where it discussed the qualifications of four attorneys identified as potential counsel to the Special Committee. On November 16, 2011 and November 21, 2011, Mr. Monroe and another Special Committee member held in-person interviews with potential counsel.

On November 23, 2011, the Special Committee held a telephonic meeting to review the results of in-person interviews with potential counsel. The Special Committee determined each of the potential counsel was independent of the parties and had no conflict of interest. After discussing the interviews, and based on relevant industry experience and overall reputation, the Special Committee voted unanimously to engage Weil Gotshal & Manges LLP (“Weil”) as counsel to the Special Committee. On December 7, 2011, the Special Committee signed a letter engaging Weil to represent the Special Committee on customary terms.

Wheatland determined to engage RBC Capital Markets, LLC (“RBC”) as financial advisor to Wheatland pursuant to the terms of an engagement letter with RBC dated November 29, 2011. Under the terms of the engagement letter, RBC is compensated based on a fixed engagement fee, without regard to whether a transaction involving the Wheatland assets is consummated.

On December 13, 2011, the Special Committee held an in-person meeting with representatives of Weil at which the members of the Special Committee were briefed regarding their basic duties and responsibilities, including a discussion of the fiduciary duties of the Special Committee members. Weil also informed the Special Committee members that it had completed additional diligence regarding the independence of the members of the Special Committee and found nothing that would disqualify any current Special Committee member from serving in such capacity as a result of his failure to be independent or disinterested. The Special Committee then reviewed the steps that would be involved in considering the possible acquisition of the Wheatland assets by the Company. Finally, the Special Committee discussed potential financial advisors. As a result of their discussion, the Special Committee authorized Mr. Monroe and Mr. McCain to contact several financial advisors to invite them to make a presentation regarding their qualifications to serve as an advisor to the Special Committee.

On December 21, 2011, the Special Committee held a meeting and unanimously approved for submission to the disinterested members of the Company’s Board resolutions expanding the authority of the Special Committee in connection with a potential transaction with Wheatland. The resolutions granted the Special Committee authority, to the fullest extent permitted by law, to oversee, evaluate and negotiate the proposed transaction with Wheatland, to not pursue a transaction with Wheatland at all, or an alternative to the proposed transaction in each case, on behalf of the Company and its shareholders who are not affiliated with Wheatland. Additionally, the resolutions gave the Special Committee the authority to require any transaction entered into with Wheatland to be approved by the affirmative vote of a majority of the outstanding shares of Common Stock held by shareholders who are not affiliated with Wheatland and provided that the Company’s Board would not approve or recommend a proposed transaction with Wheatland, or any alternative to the proposed transaction, without the prior affirmative recommendation of the Special Committee. The resolutions also reaffirmed the power of the Special Committee to retain such advisors as it deems necessary or appropriate and to have its costs paid by the Company. On January 3, 2012, the Company’s Board, acting through its disinterested directors, approved such resolutions.

On December 26, 2011, Mr. Hume provided Mr. Monroe with estimates of certain year end production and acreage figures related to the Wheatland assets.

During the period from December 29, 2011 to January 3, 2012, Mr. Monroe and Mr. Hume determined to set a January 27, 2012 date for a presentation to the Special Committee by RBC and discussed the type of information likely to be included in RBC’s presentation. As part of this discussion, Mr. Monroe expressed his assumption to Mr. Hume that Wheatland would make a proposal to the Special Committee regarding the terms of an acquisition transaction at the January 27, 2012 meeting.

On January 10, 2012, the Special Committee held an in-person meeting during which three financial advisors made presentations to the Special Committee relating to such firm’s respective qualifications and relevant prior engagements. The Special Committee authorized Mr. McCain and Mr. Monroe to have follow-up discussions with two of the potential financial advisors and to provide the Special Committee with their recommendation as to which firm should be engaged and an engagement letter to be approved by the Special Committee. The Special Committee ultimately determined to engage Evercore as financial advisor to the Special Committee pursuant to an engagement letter with Evercore dated February 2, 2012. The Special Committee determined Evercore was independent of the parties and had no conflict of interest. Under the terms of the engagement letter, Evercore is compensated based on a fixed engagement fee, a fixed fee payable upon the delivery of an initial opinion and an additional fee payable upon the delivery of any second opinion requested by the Special Committee (in each case regardless of the conclusion reached in such opinions).

Prior to the RBC presentation to the Special Committee, Mr. Hume provided Mr. Monroe information regarding Wheatland’s 2010 year-end tax basis in its assets.

On January 22, 2012, Mr. Hume contacted Mr. Monroe to see if the RBC presentation to the Special Committee scheduled for January 27, 2012 could be moved to February 10, 2012. Mr. Hume informed Mr. Monroe that he had been advised by RBC that it would need additional time to evaluate the assets and prepare certain valuation metrics. After discussion, Mr. Hume and Mr. Monroe agreed that RBC would make its presentation on February 3, 2012.

On February 3, 2012, the Special Committee met to receive presentations regarding the proposed transaction from RBC and from Chris Haugen, the Company’s Vice President – Resource Development. In addition to the Special Committee, Mr. Hume and Mr. Eissenstat, the Company’s General Counsel and Senior Vice President, Evercore, and Weil also attended the meeting. At the meeting, RBC presented the Special Committee with its analysis of the value of the assets to be acquired pursuant to the proposed transaction, which included a basic net asset valuation and value determinations such as cash flow multiples and current production. RBC then answered the questions of the Special Committee regarding the approach taken and assumptions made in connection with its analysis. Based on all of the valuation methodologies utilized, RBC concluded that the value of the assets ranged from $350 million to $425 million. Following the presentations, Mr. Hume offered to sell the Wheatland assets to the Company for $385 million in Common Stock, with the per share value to be determined based on a 20 day trailing average price. He also indicated that, in the alternative, if the Company desired to purchase the Wheatland assets for cash, the offer would need to be considerably higher than $385 million to account for the tax implications to Wheatland. Mr. Hume and the RBC representatives then left the meeting. The Special Committee discussed the two alternative forms of consideration for the Wheatland assets and concluded that an offer of Common Stock would be in the best interests of the Company, if a transaction was pursued. The Special Committee then received a presentation from Mr. Haugen. The purpose of Mr. Haugen’s presentation was to educate the Special Committee regarding the approach taken by the Company in evaluating similar asset proposals from unaffiliated third parties and compare various quantitative and qualitative considerations involved in analyzing the Wheatland assets against those involved in previous third party evaluations by the Company. Specifically, Mr. Haugen reviewed the following quantitative considerations with respect to such evaluations: (i) value per average daily produced barrel of oil equivalent; (ii) average lease net revenue interest; (iii) value per net acre; (iv) average estimated ultimate recovery per well by prospect area; and (v) future potential wells per spacing unit. Mr. Haugen then reviewed the following qualitative considerations with respect to the potential Wheatland asset acquisition: (i) the Company’s strong knowledge of the assets; (ii) increases and improves the Company’s scale of operations and generates strong economics (~40% plus rate of return projects); (iii) accelerates production growth, increases operated interests and increases net reserves; (iv) involves 13.9 MMbls plus 19.8 Bcf, for a total of 17.2 MMboe of proved reserves and 99% of the proved reserves had been audited by Ryder Scott, the Company’s independent reserve auditor; (v) decreases general and administrative expense per Boe; (vi) the Company has an interest in every to be acquired well and lease and would be acquiring from an existing partner which would minimize potential threat of future problematic partner; and (vii) one of the larger Bakken opportunities available (37,900 net acres). Mr. Haugen did not present the Special Committee with a value of the assets of Wheatland.

On February 13, 2012, Mr. Monroe contacted Mr. Hume and suggested a meeting on February 17, 2012 to discuss the proposed Wheatland transaction as a follow up to the Evercore presentation to the Special Committee scheduled for February 14, 2012.

On February 14, 2012, the Special Committee met to receive a presentation from Evercore with respect to its preliminary view on valuation of the Wheatland assets. Evercore discussed various methodologies being used to arrive at a valuation for the Wheatland assets, including a net asset valuation, peer group trading analysis and precedent transaction analysis. Evercore also discussed the Company’s tax profile, the proved, probable and possible reserve data for the Company and Wheatland (the “3P Report”), future drilling schedules and certain assumptions regarding tax attributes of the transaction. Evercore advised the Special Committee that near term capital expenditures in the 3P Report did not match public Company guidance and additional work needed to be performed on the scheduling of future wells to be drilled. Evercore agreed to work with the Company to obtain updated information. The Special Committee authorized Mr. Monroe to meet with Mr. Hamm and Mr. Hume and provide them a progress report on the activity of the Special Committee.

On February 17, 2012, Mr. Monroe met with Mr. Hamm and reviewed the methods being used to evaluate the Wheatland assets, including a comparative analysis with other Bakken packages that had been previously evaluated by the Company and a net asset valuation analysis being completed by Evercore.

On February 19, 2012, Mr. Hume e-mailed Mr. Monroe to discuss certain aspects of the Wheatland assets he felt should be given weight by the Special Committee and Evercore in their analysis of comparable transactions and performance projections.

The principal matters discussed in the e-mail included the following:

•	Mr. Hume noted the Company had previously considered a 10% discounted cash flow valuation (“PV10 Valuation”) of wells in process in other acquisitions of Bakken properties. Mr. Hume included as attachments to the e-mail a list of 159 gross (2.8 net) Bakken wells owned by Wheatland in process of drilling or completion at December 31, 2011, and summary analyses supporting a PV10 Valuation of $23 million for such wells.

•

On a recently acquired Bakken package of acreage and producing properties which was being considered by the Special Committee as a comparable transaction, Mr. Hume reported the Company had placed a higher value and would have been willing to pay a higher price for that package. Mr. Hume included as an attachment an analysis with respect to the higher price he stated the Company would have been willing to pay and suggested the higher price be used in the comparable analysis.

•	Mr. Hume included as attachments to the e-mail information on acreage prices paid in recent North Dakota state and Bureau of Land Management lease sales.

•

Mr. Hume wrote that the volumetric reserve estimates used in the net asset valuation are conservative and below actual results, and, further, that well costs should decline about 10% as the Company moves to primarily ECO-Pad® drilling in 2013.

•

Mr. Hume identified other positive factors such as the accretive nature of the proposed transaction and, because the proposed transaction increases the Company’s interest in existing wells, the increase in acreage, production and proved reserves can be accomplished without adding employees.

Mr. Hume also provided Mr. Monroe with a valuation of the Wheatland assets based on the Company’s valuation methodology, indicating a value for the Wheatland assets between $343 million and $381 million.

On February 20, 2012, the Special Committee met with Evercore to review the revised net asset valuation analysis utilizing the Company’s reserve data supporting its ten year forecasted drilling program. Evercore noted that the capital expenditures contained therein were consistent with the Company’s anticipated drilling activity. In addition, representatives of Evercore met separately with the Company’s independent petroleum engineer, Ryder Scott Company, L.P., and the Company’s Audit Committee, to review and discuss the Company’s reserve data. Evercore presented an updated presentation with respect to its preliminary view on valuation of the Wheatland assets and the Company’s Common Stock price utilizing the net asset valuation, trading comparables and precedent transaction methodologies. Following a discussion of the foregoing, Evercore advised the Special Committee that the net asset valuation analysis should be completed shortly.

Mr. Monroe proposed a meeting with Mr. Hume on February 21, 2012, for the purpose of discussing the items raised by Mr. Hume in his communication of February 19, 2012. As Mr. Monroe was traveling when he received the e-mail sent by Mr. Hume on February 19, 2012, and did not open the attachments to the e-mail, the meeting was principally a presentation by Mr. Hume of the items in the e-mail as outlined above. After Mr. Hume’s presentation, the Special Committee did not make any changes to the value of the comparable Bakken acreage package referred to above and Evercore did not make any changes to its net asset value computations. The Special Committee did consider the wells in process of drilling or completion and current values of acreage at its February 27, 2012 meeting. In addition to discussing such items, Mr. Monroe and Mr. Hume discussed the use of a trailing average share price as a means of mitigating the impact of world events (particularly in the Middle East) on the per share price used to calculate the number of shares to be issued to Wheatland in connection with the proposed transaction. Mr. Hume stated that in light of the valuation provided to Mr. Monroe the previous week, the lowest transaction value he would accept for the Wheatland assets would be $340 million.

On February 27, 2012, the Special Committee met, with representatives of Evercore and Weil present, to discuss the potential Wheatland transaction. The Special Committee reviewed the methodology used by the Company to evaluate recent Bakken properties as presented to the Special Committee on February 3, 2012 and discussed the values of the proved developed producing reserves and in-progress wells owned by Wheatland. The Special Committee also reviewed a detailed analysis prepared by the Company at the request of Mr. Monroe of Wheatland’s net acres by prospect area within the Bakken Field with a range of current per net acre values contained therein. The Special Committee then analyzed the impact on the Company of assuming the tax basis in Wheatland’s assets based on the Company’s current tax profile. Evercore also discussed a preliminary net asset valuation for Wheatland. Evercore and the Special Committee then discussed whether there were other potential Bakken packages available for purchase that could be viewed as alternatives to the acquisition of the Wheatland assets. Because the Wheatland assets constituted undivided interests in properties in which the Company also held an ownership interest and which were in large part operated by the Company and because the Special Committee determined the acquisition of the Wheatland assets would not preclude acquisitions of other Bakken packages should they become available, the Special Committee concluded no alternative transactions existed with respect to the proposed Wheatland transaction.

Factors considered by the Special Committee in connection with its evaluation of the proposed transaction and the proposed terms thereof included the Special Committee’s view that the Wheatland assets presented an attractive opportunity for the Company to continue its commitment to acquiring assets in the Bakken Field, the Company’s familiarity with the Wheatland assets given its ownership interest in the same properties, the immediate availability of the assets, the accretive nature of the proposed transaction on measures such as production per share and proved reserves per share, and the ability to eliminate the ongoing affiliate relationship between the Company and Wheatland. Other factors considered by the Special Committee included the recent increases in the Company’s Common Stock price, the recent increases in crude oil prices and, because Wheatland’s assets are principally in the Bakken Field and principally comprised of crude oil, the likelihood of a correlation between changes in the Company’s Common Stock price and changes in the fair value of the Wheatland assets over the next few months. Following a discussion of the foregoing and in consultation with Evercore, the Special Committee authorized an offer of 3,900,000 shares of Company Common Stock for the Wheatland assets, which was determined based on an offer of $340 million divided by the 10 day trailing average of the stock price of the Company’s shares, at that time, and the Special Committee emphasized any transaction with Wheatland should include a termination right in favor of the Company that could be exercised at any time prior to the consummation thereof without payment of any fees or other penalty.

Following the Special Committee meeting, Mr. Monroe requested a call with Mr. Hamm and Mr. Hume, for the purpose of making an offer in connection with the acquisition of the Wheatland assets. During the call Mr. Monroe offered 3,900,000 shares of Common Stock for the Wheatland assets, on the basis of the parties entering into a mutually acceptable purchase and sale agreement and the Wheatland transaction receiving the affirmative vote of a majority of the outstanding shares of Common Stock held by shareholders who are not affiliated with Wheatland, and a termination right in favor of the Company without payment of any fees or other penalty.

On February 28, 2012, Mr. Hume contacted Mr. Monroe and rejected the offer made by Mr. Monroe on February 27, 2012. Mr. Hume restated his position that the minimum value he would accept for the Wheatland assets is $340 million and that his position with respect to the valuation of the Wheatland assets had not changed since his meeting with Mr. Monroe on February 21, 2012. Subsequent to this communication, Mr. Monroe and Mr. Hume had a conversation where they again reviewed the differences in their respective positions and the analysis supporting their respective views as to price. Mr. Hume stated that he wanted 4,000,000 shares of Common Stock for the Wheatland assets, noting the price of the Common Stock had increased significantly since Mr. Hume’s initial proposal on February 3, 2012. Mr. Monroe suggested the parties consider using a range of shares with, for example, 4,000,000 shares being the maximum and 3,900,000 shares being the minimum, determined by the average of the daily closing prices of the Common Stock prior to the closing date. On February 29, 2012, Mr. Hume advised Mr. Monroe he would accept a minimum of 3,900,000 shares, with the caveat that the share amount would be re-determined at the closing of the transaction using the target value of $340 million and a 20-day trailing average share price, with a floor at 3,900,000 shares and ceiling at 4,250,000 shares.

On February, 29, 2012, Mr. Monroe contacted Mr. Hume and advised him the Special Committee and Evercore would meet to consider the terms that had been offered by Mr. Hume.

The Special Committee and Evercore met on the afternoon of February 29, 2012 to consider the terms communicated by Mr. Hume on February 28, 2012. Mr. Monroe provided the Special Committee with the details of his discussions with Mr. Hume and the proposed terms that would be acceptable to Wheatland. The Special Committee discussed the various proposals and discussed with Evercore its analysis of the valuation of the Wheatland assets, their impact on the Company’s future performance and the various scenarios implicated by using the per share price floor and ceiling proposed by Mr. Hume. The Special Committee again discussed the importance of the Company’s termination right in connection with the share price collar and the protection that it affords the Company in the event of a material change in the Company’s share price. The Special Committee unanimously agreed to offer Wheatland $340 million of Common Stock, with the per share value to be determined using a 20-day trailing average share price prior to the Company’s shareholder meeting, with a floor of 3,900,000 shares and a ceiling of 4,250,000 shares.

After the meeting of the Special Committee and Evercore on February 29, 2012, Mr. Monroe called Mr. Hume, and indicated the Special Committee had determined it could accept the terms outlined by Mr. Hume earlier that day.

Thereafter, a draft of the Purchase and Sale Agreement initially prepared by Latham & Watkins LLP (“Latham”), counsel to the Company, was delivered to Burleson LLP (“Burleson”), counsel to Wheatland, based on the terms and conditions approved by the Special Committee.

Following the distribution of the Purchase and Sale Agreement by Latham, Latham and Weil met with Burleson telephonically on multiple occasions to negotiate a mutually agreeable Purchase and Sale Agreement, which discussions involved, among other things, negotiations related to the treatment of certain defects and benefits to title to the Assets, the addition of the shareholders of Wheatland as parties to the Purchase and Sale Agreement, the indemnification to be provided by such shareholders to the Company, and certain adjustments to the purchase price that would occur prior to and after the closing of the contemplated transaction.

On March 19, 2012, the Special Committee met to discuss the progress of the contemplated transaction and current state of the Purchase and Sale Agreement. Mr. Monroe and Weil discussed with the Special Committee the negotiations between the parties and the current open issues that would need to be resolved for the Special Committee to be able to recommend the Purchase and Sale Agreement to the disinterested members of the Board for approval. The Special Committee also discussed the condition that the proposed transaction receive the affirmative vote of a majority of the outstanding shares of Common Stock held by shareholders who are not affiliated with Wheatland. After discussion, the Special Committee authorized Mr. Monroe to act as lead negotiator on behalf of the Special Committee to continue the negotiations with counsel and Wheatland.

On March 22, 2012, Mr. Eissenstat and representatives of Weil and Burleson met telephonically to review the current draft of the Purchase and Sale Agreement. Each party conveyed its position on the current terms of the Purchase and Sale Agreement and agreed to meet with their respective clients to discuss the open issues that could not be resolved, which included, among other things, certain representations to be made by the shareholders of Wheatland, how recently discovered increases in Wheatland’s ownership interests in certain of the Assets would be treated and a discussion on appropriate deductibles for title adjustments.

During the period from March 23, 2012 through March 26, 2012, Mr. Monroe and Mr. Hume exchanged communications on numerous occasions to discuss resolution of the remaining issues in the Purchase and Sale Agreement. Mr. Monroe and Mr. Hume discussed how subsequent increases in Wheatland’s interests in the Assets would adjust the purchase price, if at all, and how certain costs would be handled for wells that were subsequently identified but which had not been included in the Company’s initial evaluation. Mr. Monroe and Mr. Hume agreed any title defects discovered in the Assets and any title benefits, to the extent they existed as of January 1, 2012, would offset and, to the extent the aggregate net amount of the benefits or defects exceeded the deductible in the Purchase and Sale Agreement, such amount would increase or decrease, as applicable, the purchase price at closing. Mr. Monroe and Mr. Hume further agreed the Company would reimburse Wheatland for pre-Effective Time drilling and completion costs for certain wells that had been identified that were not included in the Company’s initial evaluation, but such wells would have no allocated value under the Purchase and Sale Agreement and any additional wells discovered would be conveyed to the Company but would not be subject to cost reimbursement.

Based on the resolution of the issues between Mr. Monroe and Mr. Hume described above, on March 26, 2012, Weil distributed a revised draft of the Purchase and Sale Agreement to Burleson. Following its review, Burleson and Weil discussed the less significant issues remaining and, upon resolution thereof, Burleson responded to Weil that Wheatland was agreeable to entering into the current form of the Purchase and Sale Agreement.

On, March 26, 2012, the Special Committee met telephonically to consider the terms of the Purchase and Sale Agreement submitted to the Special Committee by Weil prior to the meeting. Representatives of Weil and Evercore also participated in the teleconference. Mr. Monroe discussed with the other members of the Special Committee the changes and compromises that had been reached between the parties subsequent to the March 19, 2012 meeting. Following this discussion, representatives from Evercore presented materials to the Special Committee that detailed the analysis undertaken by Evercore in determining whether, in its opinion, the proposed transaction was fair to the Company from a financial point of view. The Special Committee discussed the materials provided by Evercore and several of the assumptions being made by Evercore with respect to the valuation of the Wheatland Assets. Evercore’s analyses, which are further discussed and described starting on page 30 of this proxy statement, included (i) a net asset valuation, which implied a net asset value range for Wheatland of $166.9 million to $619 million and an implied consideration range of 3.77 million to 9.86 million shares of the Company’s Common Stock (in each case, depending upon different oil and gas pricing scenarios), (ii) a peer group trading analysis, which implied an asset value range for Wheatland of $325 million to $425 million and an implied consideration range of 3.42 million to 5.67 million shares of the Company’s Common Stock and (iii) a precedent M&A transactions analysis, which implied an asset value range for Wheatland of $300 million to $450 million and an implied consideration range of 3.00 million to 7.50 million shares of the Company’s Common Stock. Evercore then orally provided its fairness opinion to the effect that the consideration to be paid by the Company to Wheatland pursuant to the transaction was fair, from a financial point of view, to the Company and agreed to submit the formal written opinion to the Special Committee the following day. The members of the Special Committee considered the information presented at the meeting and at prior meetings and, by unanimous vote, agreed to submit the Purchase and Sale Agreement to the Board for approval.

On March 27, 2012, the disinterested members of the Board met telephonically to consider the recommendation of the Special Committee to approve the Purchase and Sale Agreement. Also attending the meeting was Mr. Eissenstat. Mr. Monroe outlined the work performed by the Special Committee and its financial advisors and legal counsel to consider, review, evaluate and analyze the proposed transaction with Wheatland and to negotiate the terms and conditions of the Purchase and Sale Agreement. Mr. Eissenstat presented a summary of the principal terms of the Purchase and Sale Agreement, including a termination right in favor of the Company that can be exercised at any time prior to closing. After discussion and questions, Mr. Eissenstat left the meeting. Mr. Monroe then reviewed the vote required under the terms of the Purchase and Sale Agreement and the fairness opinion received from Evercore. After discussions and questions, the disinterested members of the Board unanimously approved the Purchase and Sale Agreement and determined the Purchase and Sale Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its minority shareholders.

Reasons for the Acquisition; Recommendation of the Disinterested Members of the Board

Based on the recommendation of the Special Committee, the disinterested members of our Board unanimously recommend our shareholders vote “FOR” Proposal 1.

In reaching its decision to recommend approval of the transaction to the disinterested members of the Board, the Special Committee considered a number of factors, including, but not limited to:

•

Since May 2011, the Company has made three property acquisitions for a total of approximately $438 million to acquire approximately 46,900 additional net acres and producing crude oil and natural gas properties in the Bakken Field and the Special Committee viewed the acquisition of the Wheatland Assets as a readily-available opportunity to further the Company’s strategic objective to consolidate and obtain additional acreage and production in the oil rich Bakken Field and to expand its participation in future drilling in this area and increase current reserves and production.

•

The Special Committee also believed the acquisition of the Wheatland Assets to be unique in that it could increase its working interest in producing properties in which it already holds an interest and its working interest in over 4,800 potential future drilling locations.

•

The Special Committee further believed the 17 MMBoe of proven reserves and the cash flow associated with 2,500 Boe per day of incremental production could be added. Its concurrent ownership in the subject leases and wells, the majority of which it operates, would also allow the Company to increase acreage and production in this area without the related costs of additional employees or significant additional administrative expense.

•	Additionally, the Special Committee concluded the transaction did not preclude the Company from considering any other acquisition or Bakken related transaction that may become available in the future.

•	Finally, in addition to increasing its working interest in these properties, the transaction would allow the Company to eliminate the ongoing affiliate arrangement between the Company and Wheatland.

On March 26, 2012, the Special Committee also received from Evercore an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated March 26, 2012, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the transaction consideration was fair, from a financial point of view, to us.

The Special Committee also considered the factors described in “— Certain Effects of Proposal 1” below. In view of the wide variety of factors considered in connection with its evaluation of the Acquisition and the complexity of these matters, the Special Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to recommend the approval of the Acquisition to the disinterested members of the Board. In addition, individual members of the Special Committee may have given differing weights to different factors.

For these reasons, the Special Committee unanimously recommended approval of the transaction to the disinterested members of our Board and the disinterested members of our Board unanimously recommended the shareholders approve the Wheatland Proposal.

Mr. Hamm was not present at the meeting where the Board approved the proposed transaction with Wheatland.

Opinion of Evercore to the Special Committee

In connection with the transaction, the Special Committee retained Evercore to act as a financial advisor to the Special Committee in connection with evaluating a potential transaction with Wheatland. On March 26, 2012, at a meeting of the Special Committee, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated as of March 26, 2012, that, as of March 26, 2012 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid by the Company to Wheatland pursuant to the transaction was fair, from a financial point of view, to the Company.

The full text of the written opinion of Evercore, dated as of March 26, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex A to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the consideration to be paid by the Company to Wheatland from a financial point of view, and did not address any other aspects or implications of the transaction. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the transaction, including as to how any holder of Common Stock should act or vote in respect of the transaction. Evercore’s opinion does not address the relative merits of the transaction as compared to any other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transaction. Finally, Evercore did not express any opinion as to the price at which Common Stock will trade at any time.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to Wheatland and the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Wheatland and the Company prepared and furnished to Evercore by management of the Company;

•	reviewed certain non-public projected operating data relating to Wheatland and the Company prepared and furnished to Evercore by management of the Company;

•

discussed past and current operations, financial projections and current financial condition of Wheatland and the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

•

reviewed and discussed with the Company’s management a report prepared by the Company of its proved and non-proved reserves and, by derivation thereof given common ownership in certain of the Company’s assets, Wheatland (the “Reserve Report”);

•	reviewed the reported prices and the historical trading activity of the Common Stock;

•	compared the financial performance of Wheatland and the Company and the Company’s stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of Wheatland and the Company and the valuation multiples relating to the transaction with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the Purchase and Sale Agreement dated March 26, 2012; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial and operating data relating to the Company and Wheatland prepared by the management of the Company, Evercore assumed, based on the advice of the Company, that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial and operating performance of the Company, Wheatland and certain of their respective affiliates. Evercore relied on the projections prepared by the management of the Company with respect to projected financial and operating data of the Company, Wheatland and certain of their respective affiliates. Evercore expressed no view as to such financial and operating data, or as to the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the executed Purchase and Sale Agreement was substantially the same as the draft dated March 26, 2012 and reviewed by Evercore and the Special Committee confirmed to Evercore that no material modification had been made to such draft after such date, that the representations and warranties of each party contained in the purchase and sale agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the purchase and sale agreement, and that all conditions to the consummation of the transaction will be satisfied without any material modification or waiver thereof. Evercore further assumed that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company, Wheatland or any of their respective affiliates since the date of the most recent financial statements provided to Evercore. Finally, Evercore assumed that all governmental, regulatory and other consents, approvals and releases necessary for the consummation of the transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, Wheatland or the consummation of the transaction or materially reduce the benefits of the transaction to the Company.

Evercore did not make or assume any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of the Company, Wheatland or any of their respective affiliates and, except for the Reserve Report, Evercore was not furnished with any such valuation or appraisal. Evercore did not evaluate the solvency or fair value of the Company, Wheatland or any of their respective affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Evercore assumed that the outcome of any current and pending litigation affecting the Company or Wheatland would not be material to Evercore’s analysis. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion, except as may be requested by the Special Committee pursuant to the terms of the engagement letter between Evercore and the Special Committee.

Evercore was not asked to opine upon, and expressed no opinion with respect to, any matter other than the fairness of the consideration, from a financial point of view, to the Company. Evercore did not express any view on, and its opinion did not address, any other term or aspect of the purchase and sale agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the purchase and sale agreement or entered into or amended in connection with the transaction. Evercore’s opinion did not constitute a recommendation as to how any holder of Common Stock should act or, if applicable, vote in respect of the issuance of Common Stock. Evercore expressed no opinion as to the price at which Common Stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed, with the Company’s consent, the accuracy and completeness of assessments by the Company with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed and reviewed by Evercore with the Special Committee on March 26, 2012 in connection with rendering its oral opinion and the preparation of its written opinion letter dated March 26, 2012. Each analysis was provided to the Special Committee. The following summary, however, does not purport to be a complete description of the analyses performed and reviewed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including the closing prices for the Common Stock) that existed on March 23, 2012, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Valuation of Wheatland

Net Asset Value Analyses

Evercore calculated the net present value of estimates of future after-tax cash flows based on the Reserve Report projections provided by the Company described above. Evercore evaluated four scenarios in which the principal variables were oil and gas prices. The four pricing scenarios represent long-term price cases for West Texas Intermediate crude oil and for spot sales of Henry Hub natural gas. One scenario was based on the annual average of oil and gas futures contract prices quoted on the New York Mercantile Exchange for five years and escalated at 2.5% thereafter. Benchmark prices for the other three scenarios were projected to be $90.00, $110.00, and $130.00 per barrel of oil and $3.00, $4.00, and $5.00 per million British thermal units for gas. Applying various after-tax discount rates ranging from 8.0% to 30.0%, depending on reserve category, to the after-tax cash flows of the proved and non-proved reserve estimates, and adjusting for the present value of future estimated general and administrative expenses, Evercore calculated the following implied net asset values for Wheatland:

	Five Year Strip		$130 Oil & $5.00 Gas		$110 Oil & $4.00 Gas		$90 Oil & $3.00 Gas
	Min	Max	Min	Max	Min	Max	Min	Max
Implied Net Asset Value ($ MM)	$281.9	$437.6	$431.6	$619.0	$298.2	$437.0	$166.9	$255.1

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of Wheatland by reviewing the market values and trading multiples of the following four publicly traded companies that Evercore deemed comparable to Wheatland:

•	Kodiak Oil & Gas Corp.

•	Northern Oil & Gas, Inc.

•	Oasis Petroleum Inc.

•	Whiting Petroleum Corporation

Although the peer group was compared to Wheatland for purposes of this analysis, no company used in the peer group analysis is identical to Wheatland. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group companies, Evercore calculated the following trading multiples:

•

Enterprise Value/2012E EBITDAX, which is defined as market value of equity, plus debt and preferred stock, less cash (“Enterprise Value”), divided by estimated earnings before interest, taxes, depreciation and amortization, and exploration expense (“EBITDAX”) for the calendar year 2012;

•	Enterprise Value/2013E EBITDAX, which is defined as Enterprise Value divided by estimated EBITDAX for the calendar year 2013;

•	Enterprise Value/Proved Reserves, which is defined as Enterprise Value divided by proved reserves as of December 31, 2011;

•	Enterprise Value/2012E Production, which is defined as Enterprise Value divided by projected average daily 2012 production; and

•	Enterprise Value/2013E Production, which is defined as Enterprise Value divided by projected average daily 2013 production.

The maximum, minimum, mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of Wheatland.

Benchmark	Max	Min	Mean	Median
EV/2012E EBITDAX	7.8x	5.3x	6.6x	6.7x
EV/2013E EBITDAX	5.0x	4.4x	4.7x	4.6x
EV/Proved Reserves ($/boe)	$67.21	$23.24	$40.53	$35.84
EV/2012E Production ($/boed)	$172,399	$100,835	$141,329	$146,041
EV/2013E Production ($/boed)	$114,238	$90,557	$101,192	$99,987

Benchmark	Reference Range	Implied Wheatland Value Range ($ MM)
EV/2012E EBITDAX	5.5x – 6.5x	$416 – $491
EV/2013E EBITDAX	4.0x – 5.0x	$380 – $476
EV/Proved Reserves ($/boe)	$30.00 – $40.00	$314 – $418
EV/2012E Production ($/boed)	$100,000 – $145,000	$275 – $399
EV/2013E Production ($/boed)	$95,000 – $115,000	$325 – $393

Evercore applied the relevant multiples to Wheatland’s 2012 and 2013 estimated EBITDAX, proved reserves, and 2012 and 2013 average daily production to determine an implied asset value range of $325 million to $425 million.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for oil and gas property transactions announced between January 2010 and March 2012 and selected 16 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Wheatland, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to Wheatland. Evercore utilized the following parameters in order to select the 16 transactions:

•	transactions involving assets predominately in the Bakken shale;

•	transactions occurring since January 1, 2010;

•	transaction involving assets with proved reserves greater than 50% oil; and

•	total transaction value in excess of $50 million.

Evercore did not exclude any transactions with publicly available information that met the above criteria. Based on the multiples implied by these transactions and Evercore’s judgment on the comparability of each comparable transaction versus the proposed Wheatland transaction, Evercore applied relevant transaction multiples ranging from $25.00 to $35.00 per barrel of oil equivalent of proved reserves, $150,000 to $200,000 per average daily produced barrel of oil equivalent, and $7,500 to $12,000 per net acre to determine an implied asset value range of $300 million to $450 million.

Company Valuation Analysis

Historical Stock Price Performance

Evercore reviewed certain data with regard to the historical trading price of the Company’s Common Stock. During the two-year period ended March 23, 2012, the Common Stock traded at a low of $37.35, a high of

$94.93, an average of $58.92, a median of $58.86 and had a closing price of $88.26 on March 23, 2012. Evercore also reviewed the average share price of Common Stock for the 20 day, 3 month, 6 month and last 12 month periods. For each of these periods, the average closing price per share of Common Stock was $89.05, $81.31, $71.36, and $66.82, respectively.

Net Asset Valuation Analysis

Evercore calculated the net present value of estimates of future after-tax cash flows based on the Reserve Report projections provided by the Company described above. Evercore evaluated four scenarios in which the principal variables were oil and gas prices. The four pricing scenarios were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub natural gas. One scenario was based on the annual average of oil and gas futures contract prices quoted on the New York Mercantile Exchange for five years and escalated at 2.5% thereafter. Benchmark prices for the other three scenarios were projected to be $90.00, $110.00, and $130.00 per barrel of oil and $3.00, $4.00, and $5.00 per million British thermal units for gas. Applying various after-tax discount rates ranging from 8.0% to 30.0% depending on reserve category to the after-tax cash flows of the proved and non-proved reserve estimates, and adjusting for the present value of future estimated general and administrative expenses, the estimated mark-to-market on the Company’s existing commodity hedges, the purchase price of the acquisition of similar assets recently completed by the Company, and for net debt as of December 31, 2011, Evercore calculated the following implied equity value ranges per share of the Company for each pricing case:

	Five Year Strip		$130 Oil & $5.00 Gas		$110 Oil & $4.00 Gas		$90 Oil & $3.00 Gas
	Min	Max	Min	Max	Min	Max	Min	Max
Implied Equity Value per Share	$47.93	$74.77	$74.47	$106.68	$50.44	$73.95	$25.88	$40.66

The after-tax net asset valuation ranges for Wheatland calculated above were then divided by implied equity value ranges per share of the Common Stock to calculate the following implied range of shares of the Company’s Common Stock based upon the valuation ranges for Wheatland:

	Five Year Strip		$130 Oil & $5.00 Gas		$110 Oil & $4.00 Gas		$90 Oil & $3.00 Gas
	Min	Max	Min	Max	Min	Max	Min	Max
Implied Number of Shares of Company Common Stock (MM)	3.77	9.13	4.05	8.31	4.03	8.66	4.10	9.86

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of the Company by reviewing the market values and trading multiples of the following six publicly traded companies that Evercore deemed comparable to the Company:

•	Concho Resources Inc.

•	Kodiak Oil & Gas Corp.

•	Oasis Petroleum Inc.

•	Pioneer Natural Resources Company

•	Range Resources Corporation

•	Whiting Petroleum Corporation

Although the peer group was compared to the Company for purposes of this analysis, no company used in the peer group analysis is identical to the Company. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group companies, Evercore calculated the following trading multiples:

•	Enterprise Value/2012E EBITDAX;

•	Enterprise Value/2013E EBITDAX;

•

Price/2012E Cash Flow per share, which is defined as the closing share price as of March 23, 2012 (“Price”) divided by estimated cash flow from operations (“Cash Flow”) per share for the calendar year 2012;

•	Price/2013E Cash Flow per share, which is defined as Price divided by estimated Cash Flow per share for the calendar year 2013;

•	Enterprise Value/Proved Reserves;

•	Enterprise Value/Current production; and

•	Enterprise Value/2012E production

The high, low, mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the Company.

Benchmark	High	Low	Mean	Median
EV/2012E EBITDAX	11.8x	5.3x	7.8x	7.5x
EV/2013E EBITDAX	9.1x	4.6x	5.8x	5.1x
EV/2012E Cash Flow per Share	11.4x	4.7x	7.3x	7.0x
EV/2013E Cash Flow per Share	8.6x	4.1x	5.4x	4.9x
EV/Proved Reserves ($/boe)	$67.21	$13.78	$31.80	$27.80
EV/Current Production ($/boed)	$231,754	$107,784	$158,157	$144,787
EV/2012E Production ($/boed)	$172,399	$95,825	$130,220	$128,526

Benchmark	Reference Range	Implied Equity Value Per Share
EV/2012E EBITDAX	8.0x – 10.0x	$66.35 – $84.98
EV/2013E EBITDAX	6.5x – 8.5x	$67.54 – $90.83
EV/2012E Cash Flow per Share	8.0x – 10.0x	$69.43 – $86.79
EV/2013E Cash Flow per Share	6.0x – 8.0x	$66.60 –$88.80
EV/Proved Reserves ($/boe)	$30.00 – $40.00	$76.06 – $104.14
EV/2012E Production ($/boed)	$200,000 – $230,000	$76.08 – $88.72
EV/2012E Production ($/boed)	$150,000 – $170,000	$62.59 – $72.03

Evercore applied the relevant multiples to the Company’s 2012 and 2013 estimated EBITDAX and Cash Flow per share, proved reserves, and 2012 and 2013 estimated average daily production, and adjusted for net debt, where appropriate, to determine an implied equity value range of $75 to $95 per share.

The implied equity value range per share of the Company and the implied asset value range for Wheatland were then used to calculate an implied consideration range of 3.42 to 5.67 million shares of the Company’s Common Stock. The low end of the implied consideration range is calculated by dividing the low end of the Wheatland asset value range by the high end of the Company implied equity value range. The high end of the implied consideration range is calculated by dividing the high end of the Wheatland asset value range by the low end of the Company implied equity value range.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for oil and gas asset transactions announced between August 2009 and March 2012 and selected 31 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of the Company, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the Company. Evercore utilized the following parameters in order to select the 31 transactions.

Bakken shale asset transactions:

•	transactions occurring since January 1, 2010;

•	transaction involving assets with proved reserves greater than 50% oil; and

•	total transaction value in excess of $50 million.

Woodford shale asset transactions:

•	transactions occurring since January 1, 2010; and

•	total transaction value in excess of $50 million.

Niobrara shale asset transactions:

•	transactions occurring since January 1, 2010.

Rocky mountain asset transactions:

•	transactions occurring since January 1, 2009;

•	transaction involving assets with proved reserves greater than 50% oil; and

•	total transaction value in excess of $50 million.

Evercore did not exclude any transactions with publicly available information that met the above criteria. Based on the multiples implied by these transactions and Evercore’s judgment on the comparability of each comparable transaction versus the assets of the Company, Evercore applied relevant transaction multiples ranging from $13.00 to $40.00 per barrel of oil equivalent of proved reserves, $80,000 to $275,000 per average daily produced barrel of oil equivalent, and $3,000 to $5,000 per net acre to calculate equity value ranges share of the Company. Evercore selected from these equity value per share ranges an implied equity value range of $60.00 to $83.00 per share.

Evercore also reviewed selected publicly available information for oil and gas corporate transactions announced between January 2006 and March 2012 and selected 16 transactions involving companies that Evercore deemed to have certain characteristics that are similar to those of the Company, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the Company. Evercore applied relevant transaction multiples ranging from $25.00 to $40.00 per barrel of oil equivalent of proved reserves, $150,000 to $170,000 per average daily produced barrel of oil equivalent, and 8.5x to 12.0x the forward year EBITDAX to calculate equity value ranges share of the Company. Evercore selected from these equity value per share ranges an implied equity value range of $70.00 to $100.00 per share.

The implied equity value range per share of the Company and the implied asset value range for Wheatland were then used to calculate an implied consideration range of 3.00 to 7.50 million shares of the Company. The low end of the implied consideration range is calculated by dividing the low end of the Wheatland asset value range by the high end of the Company’s implied equity value range. The high end of the implied consideration range is calculated by dividing the high end of the Wheatland asset value range by the low end of the Company’s implied equity value range.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the transaction, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Special Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the common stock or asset value, as the case may be, of the Company or Wheatland. No company used in the above analyses as a comparison is directly comparable to the Company or Wheatland, and no transaction used is directly comparable to the transaction. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, Wheatland and their respective advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be paid by the Company pursuant to the Purchase and Sale Agreement to Wheatland. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Under the terms of Evercore’s engagement letter with the Special Committee and the Company, the Company has agreed to pay Evercore customary fees for its services in connection with its engagement. In addition, the Company has agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, parties officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement.

Evercore or its affiliates may, in the ordinary course of business, actively trade equity, debt or other securities, or related derivative securities, or other financial instruments, including bank loans and other obligations, of the Company or any of its respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Special Committee engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Regulatory and Other Approvals

Neither we nor Wheatland are aware of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, which would be required to consummate the Acquisition.

Certain Effects of Proposal 1

While the disinterested members of our Board and the Special Committee believe the Wheatland Proposal is advisable and in the best interests of the Company and our shareholders, you should consider the following factors, which were the factors considered by the disinterested members of the Board, together with the other information included in this proxy statement, in evaluating this proposal.

Substantial Shareholder. If our shareholders approve the Wheatland Issuance, we will issue shares of our Common Stock to the shareholders of Wheatland. These shares will be issued to the Hamm Revocable Trust and Mr. Hume, pro rata, based on their ownership of Wheatland’s shares. The actual number of shares of Common Stock to be issued will be determined as described above under “Purchase Price.” Based on an Unadjusted Purchase Price of $340 million and a closing sales price of our Common Stock on the New York Stock Exchange on the record date for the Special Meeting of $[—], we would issue [—] shares of Common Stock under the Purchase and Sale Agreement, of which [—] shares would be issued to the Hamm Revocable Trust and [—] shares would be issued to Mr. Hume. These additional shares would increase Mr. Hamm’s beneficial ownership of our Common Stock to approximately             % of the issued and outstanding shares of our Common Stock and Mr. Hume’s beneficial ownership of our Common Stock to approximately             % of the issued and outstanding shares of our Common Stock, in each case immediately after such issuance. As a controlling shareholder, Mr. Hamm will continue to have the ability to significantly influence matters submitted to our shareholders for a vote.

Mr. Bert Mackie serves as co-trustee of two irrevocable trusts established for the benefit of the children of Mr. Hamm, our Chairman and Chief Executive Officer. Mr. Mackie and Jane Elizabeth Hamm are co-trustees of the Harold Hamm HJ Trust, an irrevocable trust. Mr. Mackie and H. Thomas Hamm are co-trustees of the Harold Hamm DST Trust, an irrevocable trust. As of                     , 2012, these trusts held [—] shares of Common Stock, representing approximately [—]% of the issued and outstanding shares of Common Stock as of such date. Mr. Hamm does not possess any voting or investment power with respect to the these shares. Accordingly, the trustees will vote the shares of Common Stock held in the irrevocable trusts for the benefit of the children of Mr. Hamm as they determine appropriate in accordance with the terms of the relevant trust agreements.

Possible Effect on Market Price. Upon completion of the Acquisition, we will enter into the Registration Rights Agreement with the Hamm Revocable Trust and Mr. Hume. The agreement provides for registration rights, including shelf registration rights and “piggy-back” registration rights. These registration rights will facilitate the resale of the shares of our Common Stock into the public market and, if the Hamm Revocable Trust or Mr. Hume sell shares, increase the number of shares of Common Stock available for public trading. If the Hamm Revocable Trust or Mr. Hume sell the shares of our Common Stock issued pursuant to the Wheatland Issuance, it may create a market overhang that exerts downward pressure on the market price of our Common Stock.

Consequences of Not Obtaining Shareholder Approval of the Proposal

A condition to the completion of the Acquisition is the approval by our shareholders of the Wheatland Issuance as provided in the Purchase and Sale Agreement. The Purchase and Sale Agreement provides that the Wheatland Proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Special Meeting. It also provides that the total vote cast on the Wheatland Proposal represent over fifty percent (50%) in interest of all securities entitled to vote on such proposal. In addition to the NYSE vote requirement, the Purchase and Sale Agreement requires the affirmative vote of a majority of the issued and outstanding shares held by shareholders other than members of the Company’s Board, the Company’s executive officers, Mr. Hamm and his affiliates, and Mr. Hume and his affiliates. If our shareholders do not approve the issuance of such shares as provided herein, then the transaction contemplated by the Purchase and Sale Agreement will not be consummated and the Purchase and Sale Agreement will be terminated without the payment of fees by any party.

Appraisal Rights

Our shareholders will not have appraisal rights in connection with the Wheatland Issuance.

SHAREHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our proxy statement to you if you call or write us at the following address or phone number. Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Secretary, (405) 234-9000. If you would like to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our Board does not know of any other matters to be presented for action at the Special Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Special Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information we incorporate by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information deemed to be furnished and not filed with the SEC) after the date of this proxy statement. The documents we incorporate by reference are (file no. 001-32886):

•	our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 24, 2012;

•	the description of our Common Stock set forth in the registration statement on Form 8-A filed with the SEC on May 19, 2006;

•	our Current Reports on Form 8-K filed with the SEC on March 5, 2012, March 6, 2012, March 8, 2012, March 23, 2012, April 2, 2012 and May 14, 2012;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2012; and

•	our Quarterly Report on Form 10-Q filed with the SEC on May 3, 2012.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this proxy statement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this proxy statement incorporates. You may request copies by visiting our website at www.clr.com, or by writing or telephoning us at the following address:

Continental Resources, Inc.

Attn: Secretary

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

Any statement contained in a document incorporated or considered to be incorporated by reference in this proxy statement shall be considered to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this proxy statement.

ANNEX A

March 26, 2012

Mr. Mark Monroe, Chairman

The Special Committee of the Board of Directors of

Continental Resources, Inc.

302 N. Independence, Suite 1500

Enid, Oklahoma 73701

Members of the Special Committee:

We understand that Continental Resources, Inc., an Oklahoma corporation (the “Company”), proposes to enter into a Purchase and Sale Agreement, dated as of the date hereof (the “Agreement”), with Wheatland Oil Inc., an Oklahoma corporation (“Wheatland”) pursuant to which the Company will acquire all of the assets of Wheatland and assume the Assumed Purchaser Obligations (the “Transaction”) in exchange for shares of common stock, par value $0.01 per share, of the Company (“Purchaser Common Stock”) equating to (a) $340 million, as the same may be adjusted pursuant to the Agreement (the “Purchase Price”), divided by (b) the volume weighted average (rounded to two decimal places) of the daily sale prices of Purchaser Common Stock for the twenty consecutive trading days ending on and including the date that is ten Business Days prior to the Company’s special meeting of the shareholders to vote on the Transaction (the “Closing Share Price”); provided that if the Closing Share Price is (i) equal to or less than $80.00, the Closing Share Price will be $80.00 and (ii) equal to or greater than $87.18, the Closing Share Price shall be deemed to be $87.18. The quotient obtained by dividing the Purchase Price by the Closing Share Price will yield the number of shares of Purchaser Common Stock issued to Wheatland as consideration (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement and the summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreement. Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Special Committee of the Board of Directors of the Company (the “Special Committee”) has asked us whether, in our opinion, the Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Wheatland and the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Wheatland and the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial data relating to Wheatland and the Company under alternative business assumptions prepared and furnished to us by management of the Company;

(iv)	reviewed certain non-public projected operating data relating to Wheatland and the Company prepared and furnished to us by management of the Company;

(v)	discussed past and current operations, financial projections and current financial condition of Wheatland and the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

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Letter to Mr. Mark Monroe

March 26, 2012

(vi)	reviewed and discussed a report regarding the Company’s proved and non-proved reserves and, by derivation thereof given common ownership in certain of the Company’s assets, Wheatland (the “Reserve Report”) prepared by the Company with Company management;

(vii)	reviewed the reported prices and the historical trading activity of the Purchaser Common Stock;

(viii)	compared the financial performance of Wheatland and the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(ix)	compared the financial performance of Wheatland and the Company and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

(x)	reviewed a draft of the Agreement dated March 26, 2012;

(xi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to Wheatland and the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and Wheatland under the alternative business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or Wheatland or the assumptions on which they are based. We have assumed that the Reserve Report is a reasonable basis upon which to evaluate the proved and non-proved reserves of the Company and, by derivation thereof, Wheatland.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals (other than the Reserve Report), nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion, except as may be requested by the Special Committee pursuant to the terms of our engagement letter.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Consideration, from a financial point of view, to the Company. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the transactions contemplated

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Letter to Mr. Mark Monroe

March 26, 2012

thereby, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Special Committee, the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Purchaser Common Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Wheatland or the Company pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information, assistance and benefit of, the Special Committee in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction and as otherwise agreed to with the Special Committee; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company.

Very truly yours,

EVERCORE GROUP L.L.C.

Timothy Carlson Senior Managing Director

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